SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Coeur d’Alene Mines Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: The common shares of Wheaton River Minerals Ltd.

	(2)	Aggregate number of securities to which transaction applies: 568,220,638, the maximum number of Wheaton common shares, as of May 10, 2004, based on information provided by Wheaton in its First Quarter Report dated May 10, 2004

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $2.85, the average high and low sales price per share of the common shares of Wheaton River Minerals Ltd. on the American Stock Exchange on July 19, 2004

	(4)	Proposed maximum aggregate value of transaction:

$ 1,619,428,818

	(5)	Total fee paid:

$ 205,182

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

$204,102

	(2)	Form, Schedule or Registration Statement No.:

Registration Statement on Form S-4 (Registration No. 333-117325)

	(3)	Filing Party:

Coeur d’ Alene Mines Holdings Company and Coeur d’ Alene Canadian Acquisition Corporation

	(4)	Date Filed:

July 13, 2004

PRELIMINARY COPY

COEUR D’ALENE MINES CORPORATION

400 Coeur d’Alene Mines Building
Post Office Box I
505 Front Avenue
Coeur d’Alene, Idaho 83814

[                    ], 2004

Dear Coeur Shareholder,

      You are cordially invited to attend a special meeting of shareholders of Coeur d’Alene Mines Corporation, to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at [          ] a.m., local time, on [                    ], 2004.

      At the special meeting, Coeur shareholders will be asked to vote on:

•	Proposal 1 — a reorganization transaction to create a holding company structure for Coeur in connection with the proposed acquisition of Wheaton River Minerals Ltd., as described in greater detail in the attached proxy statement;

•	Proposal 2 — the issuance of shares of common stock of a new Coeur holding company formed in connection with Coeur’s proposed acquisition of Wheaton River Minerals Ltd.;

•	Proposal 3 — authorization to adjourn or postpone the special meeting to solicit additional votes to approve Proposals 1 and 2; and

•	such other matters as may be properly brought before the special meeting.

      Proposals 1 and 2 are being brought before the shareholders in connection with Coeur’s proposed acquisition of Wheaton River Minerals Ltd. Therefore, the effectiveness of Proposals 1 and 2 is conditioned upon the approval of both proposals. Coeur shareholders can cast separate votes on each proposal, but unless the Coeur shareholders approve both proposals, neither will take effect.

      Coeur’s Board of Directors has unanimously approved the Coeur holding company reorganization and the issuance of shares of Coeur holding company common stock in connection with the proposed acquisition of Wheaton River Minerals described in the attached proxy statement. Accordingly, the Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposals 1, 2 and 3.

      The Board of Directors hopes that you will attend the special meeting. However, whether or not you plan to attend the meeting, please sign, date and return the accompanying proxy card in the enclosed postage paid pre-addressed envelope as soon as possible. Your vote is important, regardless of the number of shares you own, so please return your proxy card TODAY.

Sincerely,

DENNIS E. WHEELER
Chairman of the Board and Chief Executive Officer

      The proxy statement is dated [                    ], 2004, and is first being mailed to Coeur shareholders on or about [                    ], 2004.

      The transactions described in the attached proxy statement have not been approved or disapproved by the Securities and Exchange Commission or any other securities commission or authority, nor has any such commission or authority passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

COEUR D’ALENE MINES CORPORATION

400 Coeur d’Alene Mines Building
Post Office Box I
505 Front Avenue
Coeur d’Alene, Idaho 83814

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

      Notice is hereby given of the special meeting of shareholders of Coeur d’Alene Mines Corporation, an Idaho corporation, to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at [          ] a.m., local time, on [                    ], 2004.

      At the special meeting, Coeur shareholders will be asked to vote on:

•	a reorganization transaction to create a Coeur holding company structure in connection with the proposed acquisition of Wheaton River Minerals Ltd., as described in greater detail in the attached proxy statement;

•	the issuance of shares of common stock of the Coeur holding company formed in connection with Coeur’s proposed acquisition of Wheaton River Minerals Ltd.;

•	a proposal authorizing the adjournment or postponement of the special meeting to solicit additional votes to approve Proposals 1 and 2; and

•	such other matters as may be properly brought before the special meeting.

      Coeur’s Board of Directors has fixed the close of business on [                    ], 2004, as the record date for determining the Coeur shareholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

      Coeur’s Board of Directors has unanimously approved the holding company reorganization and the issuance of shares of Coeur holding company common stock in connection with the proposed acquisition of Wheaton River Minerals, described in the attached proxy statement. Accordingly, the Board of Directors unanimously recommends that you vote FOR Proposals 1, 2 and 3.

      Your vote is very important. Even if you plan to attend the special meeting in person, please complete, sign and return the accompanying proxy card in the enclosed postage prepaid envelope TODAY to ensure your votes are counted at the special meeting.

By Order of the Board of Directors,

DENNIS E. WHEELER
Chairman of the Board and Chief Executive Officer

Coeur d’Alene, Idaho

[                    ], 2004

i

IMPORTANT NOTES

      In deciding how to vote on the proposals described in this proxy statement, Coeur shareholders should rely only on the information contained in or incorporated by reference into this proxy statement. Coeur has not authorized any person to provide Coeur shareholders with any information that is different from such information. The information contained in or incorporated by reference into this proxy statement speaks only as of the date of this proxy statement, unless otherwise specified, and Coeur does not undertake any obligation to update any such information, except as required by applicable law.

      Certain information contained in or incorporated by reference into this proxy statement relating to Wheaton has been derived or excerpted from Wheaton’s public filings. Although Coeur has no reason to believe that any of the information publicly disclosed by Wheaton is inaccurate, incomplete or otherwise should not be relied upon, Wheaton has to date refused to engage in discussions with Coeur regarding a combination of the two companies and has refused to provide Coeur access to any non-public information regarding Wheaton which might permit Coeur to verify the accuracy and completeness of Wheaton’s publicly disclosed information.

FORWARD-LOOKING INFORMATION

      This proxy statement and certain other documents filed or to be filed with the Securities and Exchange Commission (referred to as the “SEC”) by Coeur or Coeur d’Alene Mines Holding Company (as the successor registrant to Coeur following the Coeur holding company reorganization described below) contains or may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts, often will be phrased in the future-tense, and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. Forward-looking statements that relate to Coeur or its business are based on Coeur’s beliefs and expectations about future events, and include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to Coeur’s financial condition, results of operations, future performance and business, including statements relating to the Coeur holding company reorganization, Coeur’s or its successor’s business strategy and Coeur’s and its successor’s current and future development plans.

      Although Coeur believes that the expectations reflected in its forward-looking statements are reasonable, any or all of the forward-looking statements in this proxy statement or in Coeur’s or its successor’s public reports and securities filings may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this offer to purchase and the registration statement attached as Annex B to this proxy statement, some of which are beyond Coeur’s control, will be important in determining Coeur’s or the combined company’s future performance. Consequently, actual results may differ materially from those predicted in or that might be anticipated from forward-looking statements. Therefore, shareholders should not regard such forward-looking statements as a representation that the predictions or expectations reflected in the forward-looking statements will be achieved, and should not place undue reliance on such forward-looking statements.

      Coeur disclaims all responsibility for the accuracy or completeness of any information about Wheaton derived, excerpted or incorporated by reference from Wheaton’s public reports and securities filings, because Wheaton has not provided Coeur access to any non-public information necessary to independently assess or verify such information and consequently cannot express any opinion as to its integrity.

      Coeur undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, stockholders should review Coeur’s and its successor’s subsequent reports filed from time to time with the SEC on Forms 10-K, 10-Q and 8-K.

PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation of proxies of Coeur shareholders by Coeur’s Board of Directors for use at the special meeting of Coeur shareholders to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at [                    ] a.m. local time on [                    ], 2004, and at any adjournments or postponements thereof.

      The special meeting is being called to consider matters necessary to complete Coeur’s acquisition of Wheaton River Minerals Ltd. (referred to as “Wheaton”). In connection with the proposed Wheaton acquisition:

•	Coeur has commenced an offer to purchase all of the Wheaton common shares in exchange for a combination of Coeur Common Stock, exchangeable shares of a Canadian subsidiary of Coeur (referred to as “Canadian Exchange Co.”) and cash. The tender offer is conditioned upon approval by Coeur stockholders of the proposals described herein. Coeur has filed a registration statement with the SEC which describes the proposed acquisition in detail and sets forth the terms of Coeur’s offer to purchase all outstanding Wheaton common shares;

•	Coeur intends to effect a holding company reorganization transaction (referred to as the “Coeur holding company reorganization”) immediately prior to completing the offer to purchase, as a result of which all current Coeur stockholders will become stockholders of a new holding company (referred to as “New Coeur”) with shares listed on the New York Stock Exchange (referred to as the “NYSE”) and which will be the successor registrant to Coeur for SEC reporting purposes, all as described in greater detail in Proposal 1, below;

•	Promptly following the completion of the offer to purchase, New Coeur will seek to acquire all Wheaton common shares not purchased pursuant to the offer to purchase, through a subsequent acquisition transaction (referred to as a “Subsequent Acquisition Transaction”) in which it is expected that all remaining Wheaton shareholders will receive consideration which is at least equal in value as the consideration paid to Wheaton shareholders pursuant to the offer to purchase.

Completion of the Coeur holding company reorganization and approval of the other proposals described in this proxy statement are conditions to the offer to purchase. Therefore the acquisition of Wheaton cannot be completed as currently planned unless the Coeur shareholders approve Proposals 1 and 2.

      This proxy statement and the accompanying proxy card are first being mailed or given to Coeur shareholders on or about [                    ], 2004.

VOTING MATTERS

Record Date and Outstanding Shares

      All shareholders of record as of the close of business on [                    ], 2004, the record date for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof on the proposals described in this proxy statement. Each Coeur shareholder is entitled to one vote for each share of common stock held of record on the record date. As of the record date, a total of [                    ] shares of Coeur common stock were outstanding.

Revocation of Proxies

      Coeur shareholders may revoke a proxy for the special meeting at any time prior to its exercise by giving written notice of revocation to Coeur’s Secretary at Coeur’s principal executive offices at 400 Coeur d’Alene Mines Building, 505 Front Avenue, Post Office Box I, Coeur d’Alene Idaho 83814, or by delivering a written revocation to the Secretary at the special meeting prior to the time the proxies are exercised. Proxies also may be revoked by signing and delivering a proxy with a date later than the date of the proxy being revoked.

Voting of Proxies

      Shares represented by a proxy will be voted according to the instructions given in the proxy. In the absence of such instructions, the persons named as proxies in the proxy card will vote:

•	FOR Proposal 1 — the Coeur holding company reorganization described in greater detail in Proposal 1, below;

•	FOR Proposal 2 — the issuance of shares of New Coeur common stock in connection with Coeur’s proposed acquisition of Wheaton;

•	FOR Proposal 3 — the proposal authorizing the adjournment or postponement of the special meeting to solicit additional votes to approve Proposals 1 and 2; and

•	in accordance with the recommendation of the Board of Directors on any other matters that properly may be brought before the special meeting or any adjournment or postponement thereof or, in the absence of a Board recommendation, in the proxy holder’s discretion.

Cross Conditioning of Proposals

      Proposals 1 and 2 are being brought before Coeur’s shareholders specifically in connection with Coeur’s proposed acquisition of Wheaton. Therefore, the effectiveness of each of Proposals 1 and 2 is conditioned upon the approval of both proposals. Coeur shareholders can cast separate votes on each proposal, but unless the Coeur shareholders approve both proposals, neither will take effect. Please note also that Proposal 3, if approved, will authorize Coeur to adjourn or postpone the special meeting to solicit additional votes to approve Proposals 1 or 2, even if there would not be enough votes to approve those proposals if the special meeting were held at the regularly scheduled time.

Votes Required

      The vote required to approve Proposals 1 through 3 is as follows:

•	Proposal 1 — the approval of the plan of merger implementing the Coeur holding company reorganization requires the approval of the Coeur shareholders at a meeting at which a quorum is present;

•	Proposal 2 — the issuance of New Coeur common stock in connection with the proposed acquisition of Wheaton requires the affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast represent over 50% in interest of all securities entitled to vote on the proposal;

•	Proposal 3 — the authorization of the adjournment or postponement of the special meeting to solicit additional votes in favor of Proposals 1 and 2 requires the approval of the Coeur shareholders at a meeting at which a quorum is present.

Board of Directors Recommendation

      The Board of Directors of Coeur has unanimously determined that the Wheaton acquisition and the matters related to that acquisition included in Proposals 1, 2 and 3 are in the best interests of Coeur and its shareholders. Accordingly, the Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposals 1, 2 and 3.

Voting in Person

      Coeur shareholders also may vote in person at the special meeting even if they already have signed, dated and returned a proxy card. Such shareholders may deliver a notice of revocation to an inspector of elections at the special meeting revoking the earlier proxy, may deliver a later dated proxy at the meeting, or may simply vote in person on the written ballots that will be available at the special meeting. Please note that shares may only be voted by the record owner of the shares, so Coeur shareholders whose shares are held in the name of a bank, broker or other so-called “nominee holder” and who wish to vote those shares in person at the meeting must obtain a valid proxy from the nominee holder in order to vote the shares in person at the special meeting.

Vote Tabulation

      Votes cast in person or by proxy at the special meeting will be tabulated by [                    ], the inspectors of election appointed by the Board of Directors of Coeur for the special meeting.

Quorum and Broker Non-Votes

      The presence in person or by proxy of Coeur shareholders entitled to cast at least a majority of the votes at the special meeting will constitute a quorum. Both abstentions and so-called “broker non-votes” will be counted for purposes of determining the presence of a quorum. Abstentions will be treated as votes cast, but broker non-votes will not be counted as votes actually cast, notwithstanding that they are included in determining the presence of a quorum.

      Banks, brokers and other nominee holders who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the NYSE are permitted to vote their clients’ shares in their own discretion as to certain routine matters if the clients have not furnished voting instructions within ten days of the meeting. Other non-routine matters are considered “non-discretionary” and nominee holders who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Coeur believes that Proposals 1, 2 and 3 are all non-routine, non-discretionary matters, and therefore expects that nominee holders will not seek to exercise discretionary voting power on any of the proposals.

      Because approval of Proposals 1 and 3 requires the approval of the shareholders at a meeting at which a quorum is present, both abstentions and broker non-votes will have the effect of a vote against the proposal. Abstentions will have the effect of a vote against Proposal 2, which requires the approval of the majority of votes cast at the meeting on the proposal, but broker non-votes will have no effect on Proposal 2 since they are not considered to be votes actually cast.

Costs of Solicitation

      Coeur will bear the cost of soliciting proxies on behalf of the Board of Directors for the special meeting. Proxies may be solicited by directors, officers or regular employees in person, by telephone or via the internet. None of Coeur’s directors, officers or employees will receive any additional compensation for soliciting proxies on behalf of the Board of Directors. Coeur has retained [                    ] to assist in soliciting proxies for the special meeting and to serve as Coeur’s information agent for the special meeting. Coeur and [                    ] have entered into an agreement in customary form for such services, which provides for fees of $[          ] plus reimbursement of out-of-pocket expenses incurred in providing the services.

REASONS FOR THE WHEATON ACQUISITION

      The Board of Directors of Coeur has unanimously approved the Wheaton acquisition and believes that it is in the best interests of Coeur and its stockholders. The Board of Directors is asking Coeur’s shareholders to approve the Proposals 1, 2 and 3 at the special meeting to accomplish some of the necessary steps to completing the acquisition. Coeur’s Board of Directors believes that this transaction offers significant benefits for both Coeur shareholders and former Wheaton shareholders. Among the advantages of the proposed acquisition, the combined company will be:

•	North America’s fourth largest precious metals company with proven operating expertise;

•	A leading gold producer and the world’s leading primary silver producer with over 22 million ounces of annual production;

•	Among the world’s most liquid publicly-traded precious metals mining companies with expected listings on both the NYSE and the Toronto Stock Exchange;

•	One of the fastest growing precious metals companies with four attractive development projects including Amapari (Brazil), Kensington (Alaska), Los Filos (Mexico) and San Bartolome (Bolivia);

•	Highly leveraged to commodity prices with completely unhedged production; and

•	Financially powerful with strong free cash flow generation, balance sheet strength, and enhanced access to capital markets.

      Accordingly, the Board of Directors urges all Coeur shareholders to vote FOR Proposals 1, 2 and 3.

OTHER MATTERS

Interests of Certain Persons in Matters to Be Acted Upon

      None of the Directors or Executive Officers nor their respective associates has any substantial direct or indirect interest, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

The Coeur Registration Statement

      Coeur has filed a registration statement in connection with the offer to purchase. While the registration statement is primarily directed at Wheaton shareholders, Coeur shareholders may refer to the registration statement for more detailed information regarding Coeur’s offer to purchase, the potential Subsequent Acquisition Transactions and other matters. In particular, Coeur shareholders may wish to review the following sections in the Registration Statement:

•	Summary Term Sheet (beginning on page 4);

•	Summary Selected Historical Financial Data of Coeur (page 11);

•	Summary Selected Historical Financial Data of Wheaton (page 12);

•	Summary Selected Unaudited Historical and Pro Forma Data of Wheaton (page 13);

•	Offer to Purchase (beginning on page 22);

•	Reasons for and Purpose of the Offer to Purchase; Plans for Wheaton (beginning on page 48);

•	Comparison of Shareholder Rights (page 73); and

•	Unaudited Pro Forma Condensed Consolidated Financial Statements of Coeur d’ Alene Mines Corporation (beginning on page F-1).

A copy of the registration statement is attached as Annex B to this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table contains information concerning the beneficial ownership of Coeur common stock as of July 15, 2004 by each of Coeur’s Directors, named executive officers, and by such persons as a group. To Coeur’s knowledge, as of the date of this proxy statement, no person or group of persons beneficially owns 5% or more of the outstanding Coeur common stock.

	Amount and Nature of
	Beneficial Ownership		Percent of Class

Directors
Dennis E. Wheeler	990,769	(1)(2)	.46%
James J. Curran	192,486	(1)(2)	*
James A. McClure	33,679	(2)	*
Cecil D. Andrus	12,440	(2)	*
John H. Robinson	49,375	(2)	*
Robert E. Mellor	30,828	(2)	*
Timothy R. Winterer	68,968	(2)	*
J. Kenneth Thompson	66,349	(2)	*
Executive Officers
Mitchell J. Krebs	64,923		*
Robert Martinez	290,543	(2)	.13%
James A. Sabala	114,282		*
All executive officers and nominees for director as a group (16 persons)	2,240,517	(2)	1.05%

*	Shares beneficially owned represent less than .10% of the outstanding shares of Coeur common stock.

(1)	Shares investment and voting powers over certain of his shares with his spouse. The other directors have sole investment and voting power over their shares.

(2)	Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the 2003 Long-Term Incentive Plan, executive compensation program or Non-Employee Directors’ Stock Option Plan: Dennis E. Wheeler — 699,525 shares; James J. Curran — 192,486 shares; James A. McClure — 33,679 shares; Cecil D. Andrus — 12,440 shares; John H. Robinson — 49,375 shares; Robert E. Mellor — 30,828 shares; Timothy R. Winterer — 68,968 shares; J. Kenneth Thompson 66,349 shares; Robert Martinez — 182,311 shares; and all executive officers and directors as a group — 1,462,017 shares.

PROPOSAL 1 — COEUR HOLDING COMPANY REORGANIZATION

Description of the Reorganization

      Immediately prior to, and in connection with, the purchase of Wheaton common shares pursuant to the offer to purchase, Coeur will be reorganized to create a holding company structure. Prior to this reorganization, Coeur will have several wholly-owned subsidiaries, New Coeur, a subsidiary of Coeur referred to as “Merger Sub,” and Coeur d’ Alene Acquisition ULC, a Nova Scotia unlimited liability and wholly owned subsidiary of Coeur referred to as “Nova Scotia ULC.” Nova Scotia ULC in turn will have one subsidiary, Canadian Exchange Co.

      New Coeur, Merger Sub, Nova Scotia ULC and Canadian Exchange Co are newly-formed entities organized specifically for the purpose of the offer to purchase and the related Coeur holding company reorganization. These entities hold only nominal assets, have no material liabilities and have not conducted any business prior to the date of this proxy statement. Additional information regarding these entities is contained in the registration statement attached as Annex B, starting on page 36.

      In the Coeur holding company reorganization, immediately prior to the purchase of Wheaton common shares pursuant to the offer to purchase, Merger Sub will merge with and into Coeur, with Coeur as the corporation surviving the merger. As a result, Coeur will become a wholly-owned operating subsidiary of New Coeur and all of Coeur’s common stock will be converted into shares of New Coeur common stock, such that each former Coeur shareholder will receive the same number of shares of New Coeur common stock as they held in Coeur.

      Following the reorganization, each stock certificate formerly representing shares of Coeur common stock will represent an equivalent number of shares of New Coeur common stock, and the New Coeur common stock will have substantially the same rights, preferences and privileges as the existing Coeur common stock. See “Description and Comparison of Common Stock” below. New Coeur will have the same board of directors as Coeur and its certificate of incorporation and bylaws will be identical in all substantive respects to those of Coeur prior to the reorganization, except that the number of authorized shares of New Coeur common stock will be greater than the number of authorized shares of Coeur common stock, as described below. The number of authorized shares of preferred stock of New Coeur will be 10 million, the same as the number of shares of preferred stock of Coeur currently authorized.

      Upon completion of this reorganization, New Coeur will be renamed “Coeur d’Alene Mines Corporation” and will become the successor registrant for U.S. securities law purposes to the current Coeur. Prior to the start of the trading day following the completion of the reorganization, Coeur common stock will cease to trade on the NYSE, and on that trading day, New Coeur common stock will commence trading on the NYSE under the symbol “CDE.”

Authorized Capital Stock of New Coeur

      As mentioned above, the only substantive difference between the articles of incorporation of New Coeur after the Coeur holding company reorganization and the current Restated and Amended Articles of Incorporation of Coeur is the number of authorized shares of common stock. In order to complete the Wheaton acquisition, New Coeur must be authorized to issue enough shares of common stock:

•	to acquire all Wheaton shares tendered for New Coeur common stock pursuant to the offer to purchase;

•	to permit the exchange of all exchangeable shares issued pursuant to the offer to purchase for an equivalent number of shares of New Coeur common stock, in accordance with the terms of the exchangeable shares;

•	to complete a Subsequent Acquisition Transaction to acquire any Wheaton common shares not acquired through the offer to purchase; and

•	to issue any shares of New Coeur common stock issuable upon exercise of assumed warrants and options to acquire Wheaton common shares and upon conversion of convertible notes issued by New Coeur to fund a portion of the cash consideration to be paid in the Wheaton acquisition. The section entitled “Source and Amount of Funds” in the registration statement attached as Annex B to this proxy statement includes information regarding the proposed issuance of the convertible notes by New Coeur.

Purpose of Additional Authorized Shares

      In addition to the shares necessary to accomplish the Wheaton acquisition, Coeur’s Board of Directors believes New Coeur should have sufficient additional authorized shares of common stock to accomplish certain potential actions and transactions after the reorganization, as described below. However, other than in connection with the Wheaton acquisition, Coeur currently has no agreements, understandings or definitive plans to issue additional shares of common stock over and above the number of the presently authorized shares of Coeur common stock or the proposed number of authorized shares of New Coeur common stock. However, the Board of Directors believes that additional authorized shares should be available in the future to permit New Coeur to pursue the various transactions described below and to provide for the combined company’s future growth and financial stability. Therefore, the total number of authorized shares of New Coeur common stock will be 1.5 billion shares, which is more than the minimum number of shares necessary to complete the Wheaton acquisition.

      Potential uses for the additional authorized New Coeur shares include:

•	issuances of common stock in connection with the growth and expansion of New Coeur’s or the combined company’s business, including acquisition of mining properties or other companies engaged in the mining business;

•	issuances of common stock or securities convertible into common stock in connection with financing and recapitalization transactions;

•	the future authorization of additional shares of common stock for issuance under Coeur’s executive compensation program and Non-Employee Directors’ Stock Option Plan; and

•	the issuance of common stock in connection with other corporate transactions determined by the Board of Directors to be in the best interests of Coeur and its shareholders.

      Any of the above transactions could arise under circumstances requiring prompt action without the necessary time to seek shareholder approval to authorize additional shares. The Board of Directors believes that it is very important to have the flexibility to be able to act promptly in the best interests of the combined company and its shareholders when circumstances such as those described above arise.

      In addition to the Wheaton acquisition, Coeur (and New Coeur, after the reorganization) plans to pursue the acquisition from time to time of other mining companies, mining properties or interests in mining properties. If Proposal 1 is approved by the Coeur shareholders and becomes effective, such future acquisitions may include consideration in the form of New Coeur common stock or other securities convertible into or exchangeable or exercisable for New Coeur common stock. Although Coeur currently is considering several properties located in Peru, Mexico and Canada, no agreements, understandings or definitive plans (other than the offer to purchase or as otherwise described herein) have been entered into or being pursued calling for the issuance of additional shares of common stock. If New Coeur determines to issue shares of common stock in connection with future acquisitions, New Coeur will not seek shareholder approval of such issuance unless required by applicable law or stock exchange rules. The issuance of any such shares of common stock (including in connection with the Wheaton acquisition) will have no effect on the rights of existing shareholders, although such issuances would dilute the relative percentage equity interests of existing shareholders.

      Although the Board of Directors’ purpose in determining the number of authorized shares of New Coeur common stock is not intended for anti-takeover purposes, authorized but unissued shares of common stock, if issued, could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control New Coeur even though shareholders might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile take-over bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business transactions or alter or amend provisions of our organizational or governing documents. To the extent that it would impede any such attempts, the issuance of additional shares of common stock following the Coeur holding company reorganization could potentially serve to perpetuate the existing management.

Description and Comparison of Common Stock

Coeur Common Stock

      The holders of Coeur common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders may not accumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after the payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding shares of Coeur common stock are fully-paid and non-assessable.

New Coeur Common Stock

      The rights and privileges of the holders of New Coeur common stock are equivalent to those of the current Coeur common stock, and the New Coeur common stock will be listed upon consummation of the Coeur holding company reorganization, just as the Coeur common stock currently is. In addition, New Coeur is an Idaho corporation and its articles of incorporation and bylaws after giving effect to the Coeur holding company reorganization will be substantially identical to those of Coeur prior to the reorganization. Therefore, the rights of New Coeur shareholders under state law and the organization and governing documents of New Coeur, and the access of holders of such securities to the public markets, will be equivalent to those of the current Coeur shareholders.

The Plan of Merger

      The Coeur holding company reorganization will take place pursuant to a Plan of Merger dated as of [                    ], 2004 by and between Coeur and Merger Sub, a copy of which is attached as Annex A to this proxy statement. The Plan of Merger is the legal document governing the merger of Merger Sub into Coeur by which the reorganization will be accomplished. Coeur shareholders may refer to that document for the actual terms, conditions and consequences of the merger effecting the Coeur holding company reorganization.

Coeur’s Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposal 1.

      As described above, it is a condition to the effectiveness of Proposal 1 that the Coeur shareholders also approve Proposal 2.

PROPOSAL 2 — ISSUANCE OF NEW COEUR COMMON STOCK

      Coeur common stock is listed on the NYSE and the shares of common stock of New Coeur will be listed on the NYSE after the Coeur holding company reorganization contemplated by Proposal 1 above. The rules of the NYSE require shareholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) in excess of 20% of the number of shares of common stock outstanding prior to the issuance of the additional shares of common stock or securities convertible into or exercisable or exchangeable for common stock. Although the shares ultimately issued pursuant to the offer to purchase and any Subsequent Acquisition Transaction will be shares of New Coeur common stock, Coeur is seeking the approval of such issuance from the current Coeur shareholders because the Coeur shareholders will become New Coeur shareholders upon completion of the Coeur holding company reorganization.

      It currently is estimated that an aggregate of up to [           million] shares of New Coeur common stock will be issued in connection with Coeur’s offer to purchase all outstanding Wheaton common shares, including shares issuable upon exchange or conversion of exchangeable shares or convertible notes issued in connection with the offer to purchase and any Subsequent Acquisition Transaction. This estimated aggregate number of shares includes:

•	Up to approximately [ ] shares of common stock of New Coeur and/or exchangeable shares of Canadian Exchange Co, to be issued either as payment for common shares of Wheaton tendered in the offer to purchase or pursuant to a Subsequent Acquisition Transaction. The exchangeable shares of Canadian Exchange Co are convertible into shares of New Coeur common stock on a one-for-one basis.

•	Up to approximately [ ] shares of common stock of New Coeur and/or exchangeable shares of Canadian Exchange Co. issuable upon exercise of warrants and options to purchase Wheaton common shares outstanding which are assumed or otherwise become exercisable for exchangeable shares of Canadian Exchange Co or shares of New Coeur common stock in connection with or following the completion of the offer to purchase.

•	An aggregate of [ ] shares of New Coeur common stock into which an estimated $[ ] principal amount of convertible promissory notes to be issued in connection with raising a portion of the cash consideration payable pursuant to the offer to purchase and any Subsequent Acquisition Transaction will be convertible by their terms.

      Coeur’s current Board of Directors (which will be the Board of Directors of New Coeur after the Coeur holding company reorganization) has approved, on behalf of Coeur as the sole shareholder of New Coeur, the acquisition of all of the outstanding Wheaton common shares pursuant to the offer to purchase and any Subsequent Acquisition Transaction. Coeur’s Board of Directors is soliciting the approval of the current Coeur shareholders for the issuance of the New Coeur shares because they will be issued after the Coeur holding company reorganization, at which time the current shareholders of Coeur will then be shareholders of New Coeur. Additional information regarding the offer to purchase and related matters is included in the registration statement attached as Annex B, in the “Summary Term Sheet” section beginning on page 4 and the “Offer to Purchase” section beginning on page 22.

Coeur’s Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposal 2.

      As described above, it is a condition to the effectiveness of Proposal 2 that the Coeur shareholders also approve Proposal 1.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material United States federal income tax consequences of the Coeur holding company reorganization to Coeur stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the Coeur holding company reorganization. This discussion applies only to Coeur shareholders that hold their shares of Coeur common stock, and will hold the shares of New Coeur common stock received in exchange for their shares of Coeur common stock, as capital assets within the meaning of section 1221 of the Code. This discussion does not address all federal income tax consequences of the Coeur holding company reorganization that may be relevant to particular holders, including holders that are subject to special tax rules (such as financial institutions, insurance companies, tax exempt organizations, holders who are foreign persons, and holders who acquired their shares of Coeur common stock through stock option or stock purchase programs or otherwise as compensation). In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. Coeur shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Coeur holding company reorganization.

      The Coeur holding company reorganization is expected to qualify as a reorganization under section 368(a) of the Code and as a transaction governed by section 351 of the Code. As a result, the federal income tax consequences of Coeur holding company reorganization to Coeur stockholders will be as follows:

•	A shareholder who exchanges his or her shares of Coeur common stock for New Coeur common stock pursuant to the Coeur holding company reorganization will not recognize gain or loss on the exchange.

•	A shareholder’s tax basis in each share of New Coeur common stock received in the Coeur holding company reorganization will be the same as his or her tax basis in the Coeur common stock surrendered in exchange therefor.

•	The holding period of each share of New Coeur common stock received in the Coeur holding company reorganization by a Coeur shareholder will include the holding period of Coeur common stock that he or she surrendered in the Coeur holding company reorganization.

DISSENTERS’ APPRAISAL RIGHTS

      Under Idaho law, holders of shares of Coeur common stock and New Coeur common stock are not entitled to dissenters’ rights of appraisal in connection with the Coeur holding company reorganization, as the shares of Coeur common stock are listed on the NYSE and the shares of New Coeur common stock outstanding after giving effect to the Coeur holding company reorganization will be listed on the NYSE.

YEAR 2005 SHAREHOLDER PROPOSALS

      If the Coeur holding company reorganization and the other transactions described in this proxy statement are effected, it is expected that Coeur will not hold an annual meeting of shareholders in 2005. Shareholder proposals for the 2005 Annual Meeting of New Coeur shareholders (or Coeur shareholders if the reorganization and other transactions described herein are not completed) must be received at 400 Coeur d’Alene Mines Building, Post Office Box I, Coeur d’Alene, Idaho 83814 no later than December 15, 2004, (i.e., approximately 120 days prior to April 15, 2005, the currently anticipated mailing date for the proxy statement for the 2005 annual meeting), in order to be considered for inclusion in the proxy statement for New Coeur’s (or Coeur’s, if the reorganization and other transactions are not completed) 2005 annual meeting of shareholders. Shareholders who wish to submit a proposal to be voted on at the 2005 annual meeting, but who do want to have the proposal included in the proxy statement for the 2005 annual meeting, should submit such proposal to us by March 1, 2005, (i.e., at least 45 days prior to April 15, 2005, the currently anticipated mailing date for the proxy statement for the 2005 annual meeting). Failure to comply with that advance notice requirement will permit New Coeur’s management (or Coeur’s management, if applicable) to use its discretionary voting authority if the proposal is raised at the 2005 annual meeting without including any discussion of the proposal in the 2005 annual meeting proxy statement.

OTHER MATTERS

      As of the date of this proxy statement, Coeur’s Board of Directors does not intend to present any matters for action at the special meeting other than those specifically referred to herein, nor is Coeur aware that other persons intend to present any other matters at the special meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote all proxies in accordance with the board of directors’ recommendation on such matters, or, in the absence of a board recommendation, in the discretion of the proxy holder.

      Other than the Coeur holding company reorganization and the changes in the composition of Coeur’s shareholder base resulting from the issuance of shares of New Coeur common stock in connection with the Wheaton acquisition, Coeur is not aware of any arrangement that may at a subsequent date result in a change in control of Coeur.

      Coeur’s principal accountants for 2004 and 2003 are not expected to be present at the special meeting, and therefore are not expected to make any statements or to be available to respond to questions from shareholders.

FINANCIAL AND OTHER INFORMATION

      Coeur has filed a registration statement with the SEC to register the shares of New Coeur common stock to be issued in connection with the Coeur holding company reorganization and the shares of New Coeur common stock and exchangeable shares to be issued in connection with the proposed Wheaton acquisition. That registration statement contains the offer to purchase described throughout this proxy statement, historical financial information regarding Coeur and Wheaton, as well as pro forma financial information reflecting the financial statements of the combined companies. A copy of the registration statement is attached as Annex B to this proxy statement. Coeur shareholders can refer to the registration statement for more detailed information regarding the offer to purchase, Coeur, Wheaton, the companies involved in the offer to purchase and the Coeur holding company reorganization and other matters.

      The following table sets forth a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002 and the first quarter of 2004:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(In thousands — except per share data)
2004
Net revenues	$27,624
Net loss(a)(b)	$(3,032)
Net loss attributable to common shareholders	$(3,032)
Basic and diluted net loss per share attributable to common shareholders	$(0.01)
2003
Net revenues	$29,263	$26,214	$23,701	$30,561
Net loss(a)(b)	$(31,190)	$(4,445)	$(17,871)	$(13,528)
Net loss attributable to common shareholders	$(31,190)	$(4,445)	$(17,871)	$(13,528)
Basic and diluted net loss per share attributable to common shareholders	$(0.23)	$(0.03)	$(0.10)	$(0.06)
2002:
Net revenues	$16,997	$22,129	$26,534	$28,828
Net loss(c)(d)	$(11,896)	$(10,855)	$(12,339)	$(46,118)
Net loss attributable to common shareholders(c)(d)	$(11,896)	$(10,855)	$(12,339)	$(46,118)
Basic and diluted net loss per share attributable to common shareholders	$(0.23)	$(0.16)	$(0.14)	$(0.44)

(a)	Includes loss on induced conversion of debentures of approximately $28.1 million in the first quarter of 2003, $0.1 million in the second quarter of 2003, $5.8 million in the third quarter of 2003 and $7.6 million in the fourth quarter of 2003.

(b)	Includes loss on cumulative effect adjustment for adoption of FAS 142 “Accounting for Asset Retirement Obligations” of $2.3 million in the first quarter of 2003.

(c)	Includes loss on induced conversion of debentures of approximately $0.3 million in the first quarter of 2002, $2.7 million in the second quarter of 2002 and $16.1 million in the fourth quarter of 2002.

(d)	Includes write-down of mining properties of approximately $19 million in the fourth quarter of 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Coeur is exposed to various market risks as a part of its operations, and it is expected that New Coeur through its ownership of Coeur and Wheaton, and Wheaton, by virtue of its activities in the minerals industry, are or will be exposed to similar market risks. In an attempt to mitigate losses associated with these risks, Coeur (and New Coeur, after the Coeur holding company reorganization) may at times enter into derivative financial instruments. These may take the form of forward sales contracts, foreign currency exchange contracts and interest rate swaps. Coeur does not actively engage in the practice of trading derivative securities for profit, and it is not anticipated that New Coeur or the combined company will either. This discussion of Coeur’s market risk assessments (both as it relates to Coeur, assumed risks relating to Wheaton, and anticipated risks relating to New Coeur and the combined company) contains “forward looking statements” that contain risks and uncertainties. Actual results and actions could differ materially from those discussed below.

      Coeur’s operating results are substantially dependent upon the world market prices of silver and gold. Coeur has no control over silver and gold prices (and New Coeur and Wheaton similarly do not have control over silver, gold or copper prices), which can fluctuate widely and are affected by numerous factors, such as supply and demand and investor sentiment. In order to mitigate some of the risk associated with these fluctuations, Coeur (and after the reorganization, New Coeur) will at times, enter into forward sale contracts. Coeur continually evaluates the potential benefits of engaging in these strategies based on the then current market conditions. Coeur, New Coeur or the combined company may be exposed to nonperformance by counterparties as a result of hedging activities. This exposure would be limited to the amount that the spot price of the metal falls short of the contract price.

      Coeur operates in several foreign countries, specifically Bolivia, Argentina and Chile, which exposes it to risks associated with fluctuations in the exchange rates of the currencies involved. Wheaton currently also operates or has interests in numerous foreign countries, including Argentina, Australia, Brazil and Mexico, and therefore presumably is exposed to exchange rate risks. As part of its program to manage foreign currency risk, Coeur (and after the reorganization, New Coeur) may at times enter into foreign currency forward exchange contracts. These contracts provide for the purchase of a fixed amount of foreign currencies in the future for United States dollars at a pre-determined exchange rate. Gains and losses on foreign exchange contracts that are related to firm commitments are designated and effective as hedges and are deferred and recognized in the same period as the related transaction. All other contracts that do not qualify as hedges are marked-to-market and the resulting gains or losses are recorded in income. Coeur continually evaluates the potential benefits of entering into these contracts to mitigate foreign currency risk and proceeds when it believes that the exchange rates are most beneficial.

      All of Coeur’s long-term debt at March 31, 2004 is fixed-rate based. Coeur’s exposure to interest rate risk, therefore, is limited to the amount it could pay at current market rates. Coeur currently does not have any derivative financial instruments to offset the fluctuations in the market interest rate. It may choose to use instruments, such as interest rate swaps, in the future to manage the risk associated with interest rate changes.

							Fair
							Value
	2004	2005	2006	2007	2008	Total	3/31/04

	(Dollars in thousands)
Liabilities
Long Term Debt
Fixed Rate	$—	$—	$—	$—	$—	$180,000	$180,000
Average Interest Rate	1.25%	1.25%	1.25%	1.25%	1.25%	1.25%
Note: Debt due 2024
Foreign Currency Contracts
Chilean Peso — USD	$5,755	—	—	—	—	$5,755	$(153)
Exchange Rate (CLP to USD)	611	—	—	—	—

      Fair value is determined by trading information on or near the balance sheet date. Long-term debt represents the face amount of the outstanding convertible debentures and timing of when these become due. Interest rates presented in the table are calculated using the weighted average of the outstanding face amount of each debenture for the period remaining in each period presented. All long-term debt is denominated in US dollars.

RISK FACTORS

      The following information is excerpted from Coeur’s Quarterly Report on Form 10-Q for the period ended March 31, 2003, and sets forth important risks and uncertainties that could materially adversely affect Coeur’s business, financial condition or operating results. Additional risks and uncertainties that Coeur does not presently know or that Coeur currently deems immaterial may also impair Coeur’s business operations. The risk factors below should be considered along with the risk factors concerning the Wheaton acquisition included in the section entitled “Risk Factors” beginning on page 18 of the registration statement attached as Annex B.

Coeur has incurred losses in the last five years due to several factors, including historically low gold and silver market prices, and may continue to incur losses in the future.

      Coeur has incurred net losses in the last five years, and have had losses from continuing operations in each of those periods. Factors significantly contributing to Coeur’s losses are:

•	until recently, historically low gold and silver market prices;

•	Coeur’s deliberate pursuit of a growth policy calling for the acquisition of mining properties and companies and financing such growth principally by incurring convertible indebtedness, hereby increasing Coeur’s interest expense;

•	write-offs for impaired assets in 1999 ($16.2 million), 2000 ($12.2 million), 2001 ($6.1 million), 2002 ($19.0 million) and 2003 ($0.0 million); and

•	losses on the early retirement of debt of $19.1 million in 2002, and $41.6 million in 2003.

      If silver and gold prices decline and Coeur is unable to reduce Coeur’s production costs, Coeur’s losses may continue. If lower silver and gold prices make mining at Coeur’s properties uneconomical, Coeur may be required to recognize additional impairment write-downs, which would increase Coeur’s operating losses and negatively impact Coeur’s results of operations.

Coeur may be required to incur additional indebtedness to fund Coeur’s capital expenditures.

      Coeur has historically financed Coeur’s operations through the issuance of convertible debt and may be required to incur additional indebtedness in the future. In particular, Coeur anticipates that Coeur could reach a final decision to develop the San Bartolome and Kensington projects in 2004, which would require a capital investment of approximately $215 million. While Coeur believes that Coeur’s cash on hand will be sufficient for us to make this level of capital investment, no assurance can be given that additional capital investment will not be required to be made at these or other projects. If Coeur is unable to generate enough cash to finance such additional capital expenditures through operating cash flow and the issuance of common stock, Coeur may be required to issue additional indebtedness. Any additional indebtedness would increase Coeur’s debt payment obligations, and may negatively affect Coeur’s results of operations.

Coeur has not had sufficient earnings to cover fixed charges in recent years and presently expect that situation to continue.

      As a result of Coeur’s net losses, Coeur’s earnings have not been adequate to satisfy fixed charges (i.e., interest, preferred stock dividends and that portion of rent deemed representative of interest) in each of the last five years. The amounts by which earnings were inadequate to cover fixed charges were approximately $29.3 million in 1999, $47.5 million in 2000, $3.1 million in 2001, $81.2 million in 2002 and $67.0 million in 2003, respectively. As of March 31, 2004, Coeur is required to make fixed payments on $180 million principal amount of Coeur’s 1 1/4% Senior Convertible Notes due 2024, requiring annual interest payments of approximately $2.25 million until their maturity.

      Coeur expects to satisfy Coeur’s fixed charges and other expense obligations in the future from cash flow from operations and, if cash flow from operations is insufficient, from working capital, which amounted to approximately $256.6 million at March 31, 2004. In the last five years, Coeur has been experiencing negative cash flow from operating activities. The amount of net cash used in Coeur’s operating activities amounted to approximately $5.1 million for the year ended December 31, 2003, $8.5 million in 2002 and $29.9 million in 2001.

      The availability of future cash flow from operations or working capital to fund the payment of interest on the notes, Coeur’s debentures and other fixed charges will be dependent upon numerous factors, including Coeur’s results of operations, silver and gold prices, levels and costs of production at Coeur’s mining properties, the amount of Coeur’s capital expenditures and expenditures for acquisitions, developmental and exploratory activities, and the extent to which Coeur is able to reduce the amount of Coeur’s indebtedness through additional exchanges.

The market prices of silver and gold are volatile and until recently have been near historically low levels. Low silver and gold prices may result in decreased revenues and increased losses, and may negatively affect Coeur’s business.

      Silver and gold are commodities. Their prices fluctuate, and are affected by many factors beyond Coeur’s control, including interest rates, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. For the year ended December 31, 2003, Coeur derived approximately 65% of Coeur’s revenues from sales of silver. As such, Coeur’s earnings are directly related to the price of this metal.

      The market prices of silver (Handy & Harman) and gold (London Final) on May 3, 2004 were $6.07 and $388.50 per ounce, respectively. The price of silver and gold may decline in the future. Factors that are generally understood to contribute to a decline in the price of silver include sales by private and government holders, and a general global economic slowdown.

      If the prices of silver and gold are depressed for a sustained period, Coeur’s net losses will continue, Coeur may be forced to suspend mining at one or more of Coeur’s properties until the price increases, and record additional asset impairment write-downs. Any lost revenues, continued or increased net losses or additional asset impairment write-downs would affect Coeur’s results of operations.

Coeur has recorded significant write-downs of mining properties in recent years and may have to record additional write-downs, which could negatively impact Coeur’s results of operations.

      Statement of Financial Accounting Standards No. 144 (SFAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets,” established accounting standards for impairment of the value of long-lived assets such as mining properties. SFAS 144 requires a company to review the recoverability of the cost of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment must be recognized when the carrying value of the asset exceeds these cash flows, and recognizing impairment write-downs has negatively impacted Coeur’s results of operations in recent years.

      While Coeur does not believe that any of Coeur’s properties presently requires a write-down pursuant to SFAS 144, if silver or gold prices decline or Coeur fails to control production costs or realize the mineable ore reserves at Coeur’s mining properties, Coeur may recognize further asset write-downs. Coeur also may record other types of additional mining property write-downs in the future to the extent a property is sold by us for a price less than the carrying value of the property, or if liability reserves have to be created in connection with the closure and reclamation of a property. Additional write-downs of mining properties could negatively impact Coeur’s results of operations.

The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. Coeur’s operating results may be negatively affected by inaccurate estimates.

      The ore reserve figures presented in Coeur’s public filings are estimates made by Coeur’s technical personnel. Reserve estimates are a function of geological and engineering analyses that require us to make assumptions about production costs and silver and gold market prices. Reserve estimation is an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and Coeur may be required to reduce reserve estimates, discontinue development or mining at one or more of Coeur’s properties, or write down assets as impaired. Should Coeur encounter mineralization or geologic formations at any of Coeur’s mines or projects different from those Coeur predicted, Coeur may adjust Coeur’s reserve estimates and alter Coeur’s mining plans. Either of these alternatives may have a negative effect on Coeur’s actual production and operating results.

      Coeur based Coeur’s ore reserve determinations as of December 31, 2003 on a long-term silver price average of $5.25 per ounce and a long-term gold price average of $375 per ounce.

The estimation of the ultimate recovery of metals contained within the heap leach pad inventory is inherently inaccurate and subjective and requires the use of estimation techniques. Actual recoveries can be expected to vary from estimations.

      The Rochester mine utilizes the heap leach process to extract silver and gold from ore. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

      The key stages in the conversion of ore into silver and gold are (i) the blasting process in which the ore is broken into large pieces; (ii) the processing of the ore through a crushing facility that breaks it into smaller pieces; (iii) the transportation of the crushed ore to the leach pad where the leaching solution is applied; (iv) the collection of the leach solution; (v) subjecting the leach solution to the precipitation process, in which gold and silver is converted back to a fine solid; (vi) the conversion of the precipitate into dore; and (vii) the conversion by a third party refinery of the dore into refined silver and gold bullion.

      Coeur uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads during the key stages. As the ore body is drilled in preparation for the blasting process, samples of the drill residue are assayed to determine estimated quantities of contained metal. Coeur estimates the quantity of ore by utilizing global positioning satellite survey techniques. Coeur then processes the ore through a crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. Coeur then transports the crushed ore to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, Coeur continuously samples for assaying. Coeur measures the quantity of leach solution with flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to dore, which is the final product produced by the mine. Coeur again weighs, samples and assays the dore. Finally, a third party smelter converts the dore into refined silver and gold bullion. At this point Coeur is able to determine final ounces of silver and gold available for sale. Coeur then reviews this end result and reconcile it to the estimates Coeur developed and used throughout the production process. Based on this review, Coeur adjusts Coeur’s estimation procedures when appropriate.

      Coeur’s reported inventories include metals estimated to be contained in the ore on the leach pads of $35.8 million as of March 31, 2004. Of this amount, $15.4 million is reported as a current asset and $20.4 million is reported as a noncurrent asset. The distinction between current and noncurrent is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as noncurrent.

      The estimate of both the ultimate recovery expected over time, and the quantity of metal that may be extracted relative to such twelve month period, requires the use of estimates which are inherently inaccurate since they rely upon laboratory test work. Test work consists of 60 day leach columns from which Coeur projects metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately fifteen years of leach pad operation at the Rochester mine. The assumptions Coeur uses to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. Coeur periodically reviews Coeur’s estimates compared to actual experience and revise Coeur’s estimates when appropriate. The length of time necessary to achieve Coeur’s currently estimated ultimate recoveries of 61.5% for silver and 93% for gold is estimated to be between five and 10 years. However, the ultimate recovery will not be known until leaching operations cease, which is currently estimated for 2011.

      Inventories of ore on leach pads are valued based upon actual costs incurred to place such ore on the leach pad, less costs allocated to minerals recovered through the leach process. The costs consist of those production activities occurring at the mine site and include the costs, including depreciation, associated with mining, crushing and precipitation circuits. In addition, refining is provided by a third party refiner to place the metal extracted from the leach pad in a saleable form. These additional costs are considered in the valuation of inventory. Negative changes in Coeur’s inventory valuations and correspondingly on Coeur’s income statement would have an adverse impact on Coeur’s results of operations.

Coeur’s estimates of current and non-current inventories may not be realized in actual production and operating results, which may negatively affect Coeur’s business.

      Coeur uses estimates, based on prior production results and experiences, to determine whether heap leach inventory will be recovered more than one year in the future, and is non-current inventory, or will be recovered within one year, and is current inventory. The estimates involve assumptions that may not prove to be consistent with Coeur’s actual production and operating results. Coeur cannot determine the amount ultimately recoverable until leaching is completed. If Coeur’s estimates prove inaccurate, Coeur’s operating results may be less than anticipated.

Significant investment risks and operational costs are associated with Coeur’s exploration, development and mining activities, such as San Bartolome and Kensington. These risks and costs may result in lower economic returns and may adversely affect Coeur’s business.

      Coeur’s ability to sustain or increase Coeur’s present production levels depends in part on successful exploration and development of new ore bodies and/or expansion of existing mining operations. Mineral exploration, particularly for silver and gold, involves many risks and is frequently unproductive. If mineralization is discovered, it may take a number of years until production is possible, during which time the economic viability of the project may change. Substantial expenditures are required to establish ore reserves, extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance of necessary permits and receipt of adequate financing.

      Development projects, such as San Bartolome and Kensington, have no operating history upon which to base estimates of future operating costs and capital requirements. Particularly for development projects, estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects, including San Bartolome and Kensington, may materially differ from the costs and returns estimated, and accordingly, Coeur’s results of operations may be adversely affected.

Coeur’s silver and gold production may decline, reducing Coeur’s revenues and negatively impacting Coeur’s business.

      Coeur’s future silver and gold production may decline as a result of an exhaustion of reserves and possible closure of mines. It is Coeur’s business strategy to conduct silver and gold exploratory activities at Coeur’s existing mining and exploratory properties as well as at new exploratory projects, and to acquire silver and gold mining properties and businesses that possess mineable ore reserves and are expected to become operational in the near future. Coeur can provide no assurance that Coeur’s silver and gold production in the future will not decline. Accordingly, Coeur’s revenues from the sale of silver and gold may decline, negatively affecting Coeur’s results of operations.

There are significant hazards associated with Coeur’s mining activities, not all of which are fully covered by insurance. To the extent Coeur must pay the costs associated with such risks, Coeur’s business may be negatively affected.

      The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Although Coeur maintains insurance in an amount that Coeur considers to be adequate, liabilities might exceed policy limits, in which event Coeur could incur significant costs that could adversely affect Coeur’s results of operations. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to us or to other companies in the industry. The realization of any significant liabilities in connection with Coeur’s mining activities as described above could negatively affect Coeur’s results of operations.

Coeur is subject to significant governmental regulations, and their related costs and delays may negatively affect Coeur’s business.

      Coeur’s mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations including mine safety, toxic substances and other matters related to Coeur’s business. Although these laws and regulations have never required us to close any mine, the costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could cause additional expense, capital expenditures, restrictions on or suspensions of Coeur’s operations and delays in the development of Coeur’s properties. Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of Coeur’s past and current operations, which could lead to the imposition of substantial fines, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in Coeur’s operations. Although Coeur believes it is in substantial compliance with applicable laws and regulations, Coeur cannot assure you that any such law, regulation, enforcement or private claim will not have a negative effect on Coeur’s business, financial condition or results of operations.

      Some of Coeur’s mining wastes are currently exempt to a limited extent from the extensive set of federal Environmental Protection Agency (EPA) regulations governing hazardous waste under the Resource

Conservation and Recovery Act (RCRA). If the EPA designates these wastes as hazardous under RCRA, Coeur would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, such facility may be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Under CERCLA, any owner or operator of a Superfund site since the time of its contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. Additional regulations or requirements are also imposed upon Coeur’s tailings and waste disposal areas in Idaho and Alaska under the federal Clean Water Act (CWA) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada, Idaho and Alaska. Compliance with CERCLA, the CWA and state environmental laws could entail significant costs, which could negatively affect Coeur’s operations.

      In the context of environmental permits, including the approval of reclamation plans, Coeur must comply with standards and regulations which entail significant costs and can entail significant delays. Such costs and delays could have a dramatic impact on Coeur’s operations.

Coeur is required to obtain government permits to expand operations or begin new operations. The costs and delays associated with such approvals could affect Coeur’s operations, reduce Coeur’s revenues, and negatively affect business as a whole.

      Mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. The duration and success of permitting efforts are contingent on many factors that are out of Coeur’s control. The governmental approval process may increase costs and cause delays depending on the nature of the activity to be permitted, and could cause us to not proceed with the development of a mine. Accordingly, this approval process could harm Coeur’s results of operations.

Coeur is an international company and is exposed to risks in the countries in which Coeur has significant operations or interests. Foreign instability or variances in foreign currencies may cause unforeseen losses, which may negatively affect Coeur’s business.

      Chile, Argentina and Bolivia are the most significant foreign countries in which Coeur directly or indirectly owns or operates mining properties or developmental projects. Coeur also conducts exploratory projects in these countries. Argentina, while currently economically and politically stable, has experienced political instability, currency value fluctuations and changes in banking regulations in recent years. Although the governments and economies of Chile and Bolivia have been relatively stable in recent years, property ownership in a foreign country is generally subject to the risk of expropriation or nationalization with inadequate compensation. Any foreign operations or investment may also be adversely affected by exchange controls, currency fluctuations, taxation and laws or policies of particular countries as well as laws and policies of the United States affecting foreign trade investment and taxation. Coeur may enter into agreements which require us to purchase currencies of foreign countries in which Coeur does business in order to ensure fixed exchange rates. In the event that actual exchange rates vary from those set forth in the hedge contracts, Coeur will experience U.S. dollar-denominated currency gains or losses. Future economic or political instabilities or changes in the laws of foreign countries in which Coeur has significant operations or interests and unfavorable fluctuations in foreign currency exchange rates could negatively impact Coeur’s foreign operations and Coeur’s business as whole.

Any of Coeur’s future acquisitions may result in significant risks, which may adversely affect Coeur’s business.

      An important element of Coeur’s business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses. While it is Coeur’s practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties Coeur may acquire may not be developed profitably or, if profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, Coeur may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing shareholders. Coeur intends to seek shareholder approval for any such acquisitions to the extent required by applicable law, regulations or stock exchange rules. Coeur cannot predict the impact of future acquisitions on the price of Coeur’s business or Coeur’s common stock. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may adversely affect Coeur’s results of operations. Please see the section entitled “Risk Factors” in the offer to purchase for a discussion of the risks associated with the offer to purchase all of the outstanding common shares of Wheaton and the Subsequent Acquisition Transaction.

Coeur’s ability to find and acquire new mineral properties is uncertain. Accordingly, Coeur’s prospects are uncertain for the future growth of Coeur’s business.

      Because mines have limited lives based on proven and probable ore reserves, Coeur is continually seeking to replace and expand Coeur’s ore reserves. Identifying promising mining properties is difficult and speculative. Furthermore, Coeur encounters strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Many of these companies have greater financial resources than Coeur does. Consequently, Coeur may be unable to replace and expand current ore reserves through the acquisition of new mining properties on terms Coeur considers acceptable. As a result, Coeur’s revenues from the sale of silver and gold may decline, resulting in lower income and reduced growth.

Third parties may dispute Coeur’s unpatented mining claims, which could result in losses affecting Coeur’s business.

      The validity of unpatented mining claims, which constitute a significant portion of Coeur’s property holdings in the United States, is often uncertain and may be contested. Although Coeur has attempted to acquire satisfactory title to undeveloped properties, Coeur, in accordance with mining industry practice, does not generally obtain title opinions until a decision is made to develop a property. As a result, some titles, particularly titles to undeveloped properties, may be defective. Defective title to any of Coeur’s mining claims could result in litigation, insurance claims, and potential losses adversely affecting Coeur’s business as a whole.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

      The information in this section is excerpted from Coeur’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and Coeur’s Annual Report on Form 10-K for the year ended December 31, 2003. This information relates to Coeur and its business alone and only to the specific periods described and should be read in conjunction with the summary selected historical financial data of Coeur set forth on page 11 of the registration statement attached as Annex B. This discussion should not be read as applicable to Wheaton or its business or any future combination of Coeur and Wheaton, and the information, analysis and results discussed below should not be viewed as projections or predictions with respect to future circumstances or times.

Management’s Discussion and Analysis for the Three-month Period Ended March 31, 2004

      Management’s Discussion and Analysis includes references to total cash costs per ounce of silver produced both on an individual mine basis and on a consolidated basis. Total cash costs per ounce represent a non-U.S. GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. A reconciliation of total cash costs per ounce to U.S. GAAP “Production Expenses” is also provided herein and should be referred to when reading the total cash cost per ounce measurement.

General

      The results of Coeur’s operations are significantly affected by the market prices of silver and gold which may fluctuate widely and are affected by many factors beyond Coeur’s control, including, without limitation, interest rates, expectations regarding inflation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional political and economic conditions, and other factors.

      The average prices of silver (Handy & Harman) and gold (London Final) for the first three months of 2004 were $6.75 and $408.44 per ounce, respectively. The market prices of silver and gold on July 16, 2004 were $6.75 per ounce and $406.00 per ounce, respectively.

      Coeur’s operating mines are the Rochester mine in Nevada, the Galena mine in the Coeur d’Alene Mining District of Idaho, the Cerro Bayo mine in Chile, and the Martha mine in Argentina.

Operating Highlights

South America

      Cerro Bayo (Chile). At Coeur’s Cerro Bayo property in Southern Chile, the mine produced 1.2 million ounces of silver and 10,536 ounces of gold during the first quarter of 2004 compared to 1.3 million ounces of silver and 22,416 ounces of gold in the first quarter of 2003. Total cash costs for the latest three-month period was $2.31 per ounce compared to $(0.29) per ounce in 2003. Lower gold production and higher cash costs were due to the absence of Furioso high-grade gold reserves which were mined out in 2003.

      Exploration at Cerro Bayo during the first quarter focused on reserve/resource delineation drilling of the Javiera Sur, Wendy and Raul veins. Results from the drilling are expected to produce additional reserves and resources. General reconnaissance exploration was also carried out on Coeur’s properties in the Santa Cruz Province of Argentina. Results obtained from drilling adjacent to the R-4 Zone on the Martha mine property have indicated the presence of high-grade mineralized zones.

      Production at Martha continues at about 2,000 tons per month with grades over 80 ounces of silver equivalent per ton. During the quarter, ore was developed from open pit and underground workings.

North America

      Rochester Mine (Nevada). Coeur’s Rochester mine produced 1.3 million ounces of silver and 11,475 ounces of gold, during the first quarter of 2004 compared to 1.1 million ounces of silver and 10,74 ounces of gold in the first quarter of the prior year. Total cash costs for the latest three-month period were $5.58 per ounce as compared to $6.46 in the first quarter of 2003. Significant winter weather delayed access to high-grade gold reserves located under the old crusher, which resulted in lower grade gold ores being placed on the pad in January. However, by the end of the first quarter, higher grade ores were being placed on the leach pad and Coeur expects gold production to increase and cash costs to decrease during 2004.

      Coeur Silver Valley — Galena Mine (Idaho). In the latest quarter, silver production from Coeur Silver Valley was 0.9 million ounces, down 27% from the 1.2 million ounces produced in the first quarter of 2003. Total cash costs for the current quarter rose to $4.93 per ounce compared to $4.22 per ounce in the first quarter of the prior year. Lower production and higher costs per ounce are due to the implementation of an optimization plan in the third quarter of 2003 designed to add significant reserves, increase production and reduce operating costs over the next three years. The optimization plan is expected to increase silver production to seven million ounces per year at a cash cost of approximately $4.00 per ounce by 2007. Coeur remains on track to produce an estimated 3.7 million ounces of silver at cash costs of under $4.80 per ounce in 2004.

Exploration and Development Projects

San Bartolome (Bolivia)

      The final updated feasibility study at the San Bartolome silver project near Potosi, Bolivia is scheduled for completion at the end of the second quarter of 2004.

      Based on Coeur’s assessment of the updated feasibility study, Coeur is revising several of the key benchmarks of the property. The initial expected mine life is fifteen years, with proven and probable reserves of 123 million ounces of silver. Coeur expects plant throughput to increase from 4,700 tons per day to 5,200 tons per day and changes in the metallurgical circuit are expected to increase silver recovery from 71% to 78%. The addition of the tin circuit will allow for the recovery of this significant by-product metal. Based upon these modifications, it is now estimated that annual mine production would be as high as eight million ounces of silver and two million pounds of tin annually. Annual production the first three full years of operation was initially expected to average six million ounces of silver per year. It is now estimated that 95 million ounces of silver and 30 million pounds of tin will be produced over the life of the project from established ore reserves and mineralized material. Based on the work performed by the independent consultant, Coeur believes there is an opportunity to expand the mineralized material.

      Initial capital costs are now estimated at $130 million, including a contingency of 12%, and per ounce operating costs, net of by-product credits, are now estimated at approximately $3.75 per ounce of silver. The revised project is based upon a silver price of $6.00 and a tin price of $2.90. The updated feasibility study is addressing these project modifications along with optimization opportunities.

      The final environmental study was filed with the Bolivian government on April 27, 2004. Pending the review of the final updated feasibility study and receipt of final permits, construction of the project could commence during 2004 with production commencing in 2006.

Kensington (Alaska)

      At the Kensington gold project, located 45 miles north of Juneau in southeast Alaska, the final updated feasibility results to date indicate a project of approximately $85 million to be spent during 2004-2005, with annual production of approximately 100,000 ounces of gold when the proposed mine reaches full production. In addition, 7.3 million tons of mineralized material averaging .12 ounces of gold per ton exist on the property. The cash cost of production is expected to be approximately $195 per ounce. The expected mine life is approximately ten years.

      During the first quarter of 2004, the draft supplemental environmental impact statement was released for public comment. The comment period closed and the U.S. Forest Service is currently developing responses to the comments. The Environmental Protection Agency has released the preliminary draft National Pollutant Discharge Elimination System permit to affected governmental agencies for review and comment. The draft permit is currently being reviewed by the Army Corp of Engineers for completeness. Coeur expects the project will have all required permits in the third quarter of 2004. Upon successful completion of the final updated feasibility and receipt of final permits, construction of the project could commence during 2004 with production beginning in 2006.

      Recently, the Alaska Industrial Development and Export Authority (“AIDEA”) introduced a bill to the Alaska House (HB 556) seeking legislative approval to issue bonds of up to $20 million to finance the acquisition, development, improvement and construction of port and related facilities located at Slate Creek Cove and Cascade Point in Berners Bay in southeast Alaska. These proposed facilities would facilitate the operation at Kensington. On April 30, 2004, the House passed the bill by a 38 to 0 margin. The bill is now in Senate Finance with final action expected in May, 2004.

Critical Accounting Policies and Estimates

      Management considers the following policies to be most critical in understanding the judgments that are involved in preparing Coeur’s consolidated financial statements and the uncertainties that could impact its results of operations, financial condition and cash flows. Coeur’s consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Coeur has identified the policies below as critical to Coeur’s business operations and the understanding of Coeur’s results of operations. Management’s discussion and analysis of Coeur’s financial condition and results of operations are based on Coeur’s consolidated financial statements, which have been prepared in conformity with U.S. GAAP. The preparation of these statements requires that Coeur make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of Coeur’s financial statements, and the reported amounts of revenue and expenses during the reporting period. Coeur bases these estimates on historical experience and on assumptions that Coeur considers reasonable under the circumstances; however, reported results could differ from those based on the current estimates under different assumptions or conditions. The impact and any associated risks related to these policies on Coeur’s business operations are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations. The areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; estimates of recoverable gold and silver ounces in ore on leach pad; reclamation and remediation costs; and post-employment and other employee benefit liabilities. The preparation of this Quarterly Report on Form 10-Q requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of Coeur’s financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

      Reserve Estimates. The most critical accounting principles upon which Coeur’s financial status depends are those requiring estimates of recoverable ounces from proven and probable reserves and/or assumptions of future commodity prices. There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond Coeur’s control. Ore reserves estimates are based upon engineering evaluations of samplings of drill holes and other openings. These estimates involve assumptions regarding future silver and gold prices, the geology of Coeur’s mines, the mining methods Coeur uses and the related costs Coeur incurs to develop and mine Coeur’s reserves. Changes in these assumptions could result in material adjustments to Coeur’s reserve estimates. Coeur uses reserve estimates in determining the units-of-production depreciation and amortization expense, as well as in evaluating mine asset impairments.

      Coeur reviews and evaluates Coeur’s long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Coeur utilizes the methodology set forth in Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Asset,” to evaluate the recoverability of capitalized mineral property costs. An impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis is less than the carrying amount of the assets, including property, plant and equipment, mineral property, development property, and any deferred costs such as deferred stripping. The accounting estimates related to impairment are critical accounting estimates because the future cash flows used to determine whether an impairment exists is dependent on reserve estimates and other assumptions including, silver and gold prices, production levels, and capital and reclamation costs, all of which are based on detailed engineering life-of-mine plans. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset’s carrying value as compared to its estimated fair value. Coeur reviews the carrying value of its assets whenever events or changes in circumstances indicate that the carrying amount of its assets may not be fully recoverable. Coeur has previously recorded $0.0 million, $19.0 million and $6.1 million in write-downs for the years ended December 31, 2003, 2002 and 2001, respectively.

      The following table summarizes write-downs and other recorded for all years presented:

	2003	2002	2001

Mineral property write-downs(1)(2)	$—	$19,045	$6,087
Mine closure and holding costs(3)	5,455	2,902	1,453
Investment in new business venture(4)	938	1,113	1,052
Write down of inventory at Handy & Harman(5)	—	—	1,354
Write-down of mineral properties and other	$6,393	$23,060	$9,946

(1)	2002 — Coeur Silver Valley

(2)	2001 — Kensington mine

(3)	Holding costs at Coeur Silver Valley, Kensington and Cerro Bayo

(4)	Earthworks Technology costs; 2003, 2002 — Mine depot costs; 2001

(5)	Amount of dore carried at Handy & Harman during its bankruptcy

      Coeur depreciates Coeur’s property, plant and equipment, mining properties and mine development using the units-of-production method over the estimated life of the ore body based on Coeur’s proven and probable recoverable reserves or on a straight-line basis over the useful life, whichever is shorter. The accounting estimates related to depreciation and amortization are critical accounting estimates because the 1) determination of reserves involves uncertainties with respect to the ultimate geology of Coeur’s reserves and the assumptions used in determining the economic feasibility of mining those reserves and 2) changes in estimated proven and probable reserves and useful asset lives can have a material impact on net income.

      Ore on leach pad. The Rochester Mine utilizes the heap leach process to extract silver and gold from ore. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

      The key stages in the conversion of ore into silver and gold are (i) the blasting process in which the ore is broken into large pieces; (ii) the processing of the ore through a crushing facility that breaks it into smaller pieces; (iii) the transportation of the crushed ore to the leach pad where the leaching solution is applied; (iv) the collection of the leach solution; (v) subjecting the leach solution to the precipitation process, in which gold and silver is converted back to a fine solid; (vi) the conversion of the precipitate into dore; and (vii) the conversion by a third party refinery of the dore into refined silver and gold bullion.

      Coeur uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads during the key stages. As the ore body is drilled in preparation for the blasting process, samples of the drill residue are assayed to determine estimated quantities of contained metal. Coeur estimates the quantity of ore by utilizing global positioning satellite survey techniques. Coeur then processes the ore through a crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. Coeur then transports the crushed ore to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, Coeur continuously samples for assaying. Coeur measures the quantity of leach solution by flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to dore, which is the final product produced by the mine. Coeur again samples and assays the dore. Finally, a third party smelter converts the dore into refined silver and gold bullion. At this point Coeur is able to determine final ounces of silver and gold available for sale. Coeur then reviews this end result and reconcile it to the estimates Coeur had used and developed throughout the production process. Based on this review, Coeur adjusts Coeur’s estimation procedures when appropriate.

      Coeur’s reported inventories include metals estimated to be contained in the ore on the leach pads of $35.8 million as of March 31, 2004. Of this amount, $15.4 million is reported as a current asset and $20.4 million is reported as a noncurrent asset. The distinction between current and noncurrent is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as noncurrent.

      The estimate of both the ultimate recovery expected over time, and the quantity of metal that may be extracted relative to such twelve month period, requires the use of estimates which are inherently inaccurate since they rely upon laboratory testwork. Testwork consists of 60 day leach columns from which Coeur projects metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately fifteen years of leach pad operation at the Rochester Mine. The assumptions Coeur uses to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. Coeur periodically reviews Coeur’s estimates compared to actual experience and revise Coeur’s estimates when appropriate. The length of time necessary to achieve Coeur’s currently estimated ultimate recoveries of 61.5% for silver and 93% for gold is estimated to be between 5 and 10 years. However, the ultimate recovery will not be known until leaching operations cease, which is currently estimated for 2011.

      When Coeur began operations in 1986, based solely on laboratory testing, Coeur estimated the ultimate recovery of silver and gold at 50% and 80%, respectively. Since 1986, Coeur has adjusted the expected ultimate recovery 3 times (once in each of 1989, 1997 and 2003) based upon actual experience gained from leach operations. In 1989, Coeur increased Coeur’s estimated recoveries for silver and gold to 55% and 85%, respectively. The change was accounted for prospectively as a change in estimate, which had the effect of increasing the estimated recoverable ounces of silver and gold contained in the heap by 1.6 million ounces and 10,000 ounces, respectively. In 1997, Coeur revised Coeur’s estimated recoveries for silver and gold to 59% and 89%, respectively, which increased the estimated recoverable ounces of silver and gold contained in the heap by 4.7 million ounces and 39,000 ounces, respectively. Finally, in 2003, Coeur revised Coeur’s estimated recoveries for silver and gold to 61.5% and 93%, respectively, which increased the estimated recoverable ounces of silver and gold contained in the heap by 1.8 million ounces and 41,000 ounces, respectively.

      If Coeur’s estimate of ultimate recovery requires adjustment, the impact upon Coeur’s inventory valuation and upon Coeur’s income statement would be as follows:

	Positive/Negative			Positive/Negative
	Change in Silver Recovery			Change in Gold Recovery

	1%	2%	3%	1%	2%	3%

Quantity of recoverable ounces	1.4 million	2.7 million	4.0 million	9,100	18,200	27,300
Positive impact on future cost of production per silver equivalent ounce for increases in recovery rates	$0.46	$0.81	$1.09	$0.24	$0.44	$0.63
Negative impact on future cost of production per silver equivalent ounce for decreases in recovery rates	$0.62	$1.50	$2.85	$0.27	$0.59	$0.97

      Inventories of ore on leach pads are valued based upon actual costs incurred to place such ore on the leach pad, less costs allocated to minerals recovered through the leach process. The costs consist of those production activities occurring at the mine site and include the costs, including depreciation, associated with mining, crushing and precipitation circuits. In addition, refining is provided by a third party refiner to place the metal extracted from the leach pad in a saleable form. These additional costs are considered in the valuation of inventory.

      Reclamation and remediation costs. Reclamation and remediation costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation cost for inactive properties. Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at the site. Such cost estimates include, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised. In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires entities to record the fair value of asset retirement obligations using the present value of projected future cash flows, with an equivalent amount recorded as basis in the related long-lived asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period and the capitalized cost is depreciated over the useful life of the related asset. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

      The estimated undiscounted cash flows generated by Coeur’s assets and the estimated liabilities for reclamation and remediation are determined using Coeur’s assumptions about future costs, mineral prices, mineral processing recovery rates, production levels and capital and reclamation costs. Such assumptions are based on Coeur’s current mining plan and the best available information for making such estimates. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

Pensions and Post-Retirement Obligations

	Three Months Ended March 31,

	Defined Benefit		Post-Retirement
	Plan		Medical Plan

Components of Net Period Benefit Cost:	2004	2003	2004	2003

	($ in thousands)
Service cost	$87	$67	$4	$5
Interest cost	94	84	29	29
Expected return on plan assets	(53)	(45)	—	—
Amortization of prior service cost	14	14	—	—
Amortization of the net (gain) loss	67	45	—	—

Net periodic benefit cost	$209	$178	$33	$34

Contributions:

Coeur previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $1.0 million to its pension plans in 2004. As of March 31, 2004, $0.2 million of contributions have been made.

Recent Accounting Pronouncements

      On April 30, 2004, the FASB issued FAS 141-1 and 142-1, Interaction of FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets and EITF Issue No. 04-2, Whether Mineral Rights Are Tangible of Intangible Assets.

      The Board directed the FASB staff to issue this FASB Staff Position (FSP), which amends FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.

      At the March 17-18, 2004 FASB Emerging Issues Task Force (EITF) meeting, the Task Force reached a consensus on EITF Issue No. 04-2, “Whether Mineral Rights Are Tangible or Intangible Assets,” that mineral rights, as defined in the Issue, are tangible assets. There is an inconsistency between this consensus that mineral rights are tangible assets and the characterization of mineral rights as intangible assets in Statements 141 and 142. This FSP amends Statement 141 and Statement 142 to address that inconsistency.

Effective Date and Transition

      The guidance in this FSP shall be applied to the first reporting period beginning after April 29, 2004. If the guidance in this FSP results in the recharacterization of an asset, prior-period amounts on the statements of financial position shall be reclassified. Any effects on amortization or depreciation of the asset shall be accounted for prospectively. Early application of this guidance is permitted in periods for which financial statements have not yet been issued.

      Coeur adopted the provisions of FSP 141-1 and 142-1 as of March 31, 2004, which did not have an effect on Coeur’s financial position or results of operations.

Operating Statistics

      The following table sets forth the amounts of silver and gold produced by the following mining properties, each of which is wholly owned by Coeur, and the cash and full costs of such production during the three-month periods ended March 31, 2004 and 2003:

	Three Months Ended
	March 31,

	2004	2003

Rochester Mine
Silver ozs	1,310,295	1,089,700
Gold ozs	11,475	10,747
Cash Costs per oz./silver	$5.58	$6.46
Full Costs per oz./silver	$7.21	$7.40
Rochester Mine
Silver ozs	906,980	1,235,771
Cash Costs per oz./silver	$4.93	$4.22
Full Costs per oz./silver	$5.44	$4.51
Cerro Bay/ Martha Mine
Silver ozs	1,217,816	1,277,457
Gold ozs	10,536	22,416
Cash Costs per oz./silver	$2.31	$(0.29)
Full Costs per oz./silver	$4.01	$2.01
Consolidated Production Totals
Silver ozs	3,435,091	3,602,928
Gold ozs	22,011	33,163
Cash costs per oz./ Silver	$4.25	$3.30
Full Costs per oz./ Silver	$5.61	$4.50
Consolidated Sales Totals
Silver ozs. sold	3,293,000	4,133,000
Gold ozs. sold	20,000	35,000
Realized price per silver oz	$6.85	$4.77
Realized price per gold oz	$395	$341

(A)	The negative cash cost per ounce of silver is the result of the gold by-product credit as a reduction of operating costs. See “Cost and Expenses” below.

Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of Coeur’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of Coeur’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Costs and Expenses” set forth below:

RESULTS OF OPERATIONS

      Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003:

Revenues

      Sales of metal in the first quarter of 2004 decreased by $0.7 million, or 3%, from the first quarter of 2003 to $28.3 million. The decrease in product sales of metal is attributable to decreased production of silver and gold, the timing of concentrate shipments and offset in part by higher realized silver and gold prices.

      In the first quarter of 2004, Coeur produced a total of 3,435,091 ounces of silver and 22,011 ounces of gold, compared to 3,602,928 ounces of silver and 33,163 ounces of gold in the first quarter of 2003. In the first quarter of 2004, Coeur sold 3,293,000 ounces of silver and 20,000 ounces of gold compared to 4,133,000 ounces of silver and 35,000 ounces of gold for the same period in 2003. The decrease in gold production is due to the fact that during the first quarter of 2003, the Cerro Bayo mine benefited from mining operations at the Furioso gold deposit which was exhausted in the first half of 2003. The decrease in silver production is primarily the result of a 328,791 ounce, or 7%, decrease in production at Silver Valley due to the implementation of a long-range optimization plan at Silver Valley which focuses on development during the 2004-2006 time frame. Realized silver and gold prices increased to $6.85 and $395 per ounce, respectively, in the first quarter of 2004 compared to $4.77 and $341 in the comparable quarter of 2003.

      Interest and other income in the first quarter of 2004 decreased by $0.9 million compared with the first quarter of 2003. The decrease was primarily due to a loss of $0.9 million on the early sale of forward gold contracts recorded in the first quarter of 2004 resulting from the closure of Coeur’s forward sales position of 12,400 ounces of gold.

Costs and Expenses

      Production costs in the first quarter of 2004 decreased by $0.9 million, or 5%, from the first quarter of 2003 to $17.0 million. The decrease is the result of a decrease in production costs at the Rochester and Cerro Bayo mines, offset in part by increased production costs at Silver Valley.

      The following tables present a reconciliation between cash costs per ounce and GAAP production costs reported in the Statement of Operations:

	Three Months Ended March 31, 2004

	Rochester	Silver Valley	Cerro Bayo	Total

Production of Silver (ounces)	1,310,295	906,980	1,217,816	3,435,091
Cash Costs per ounce	$5.58	$4.93	$2.31	$4.25

Total Cash Costs (thousands)	$7,317	$4,468	$2,811	$14,596
Add/(Subtract):
Third Party Smelting Costs	(232)	(1,279)	(1,205)	(2,716)
By-Product Credit	4,688	793	4,308	9,789
Deferred Stripping Adjustment	(101)	—	—	(101)
Change in Inventory	(3,895)	1,260	(1,983)	(4,618)

Production Costs	$7,777	$5,242	$3,931	$16,950

	Three Months Ended March 31, 2004

	Rochester	Silver Valley	Cerro Bayo	Total

Production of Silver (ounces)	1,089,700	1,235,771	1,277,457	3,604,928
Cash Costs per ounce	$6.46	$4.22	$(0.29)	$3.30

Total Cash Costs (thousands)	$7,039	$5,215	$(370)	$11,884
Add/(Subtract):
Third Party Smelting Costs	(173)	(1,596)	(1,995)	(3,764)
By-Product Credit	3,777	739	7,921	12,437
Deferred Stripping Adjustment	(80)	—	—	(80)
Change in Inventory	(1,807)	126	(918)	(2,599)

Production Costs	$8,756	$4,484	$4,638	$17,878

      Depreciation and amortization decreased in the first quarter of 2004 by $0.2 million, from the prior year’s first quarter, due to decreased depletion recorded at the Cerro Bayo and Rochester mines in conjunction with decreased production at the mines.

      Administrative and general expenses increased in the first quarter of 2004 compared to the same period in 2003 by $0.6 million due to increased compensation expenses recorded in the first quarter ended March 31, 2004 over the same period in 2003.

      Exploration expenses increased by $0.9 million in the first quarter of 2004 compared to the same period in 2003 as a result of Coeur’s expanded exploration activities in the Cerro Bayo/ Martha mine property areas.

      Pre-development expenses increased by $1.2 million due to increased activity related to completion of updated feasibility studies at the San Bartolome project and the Kensington project in the first quarter of 2004 as compared to the same quarter of 2003.

      Interest expense decreased by $1.1 million in the first quarter of 2004 compared with the first quarter of 2003 to $0.9 million from $2.0 million as a result of a decrease in Coeur’s debt restructuring that resulted in the issuance of low-coupon debt in January 2004.

      Write-down of mining properties and other holding costs increased from $0.6 million in the first quarter of 2003 to $0.7 million in the first quarter of 2004 due to increased holding costs at the Coeur mine and increased administrative costs at Earthworks Technology, Inc., a wholly-owned subsidiary of Coeur.

      During the first quarter of 2003, Coeur recorded a loss on retirement of debt of $28.1 million.

Cumulative Effect of Accounting Change

      Effective with the first quarter of 2003, Coeur changed the methodology used to recognize reclamation expense pursuant to Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”. Prior to 2003, Coeur recognized a pro rata share of the future estimated reclamation liability on a units-of-production basis. As of January 1, 2003, companies are required to recognize the full discounted estimated future reclamation liability and set up a corresponding asset to be amortized over the life of the mine on a units-of-production basis. The impact of this change is accounted for as a change in accounting principle in the first year of implementation and resulted in a change of $2.3 million in the first quarter of 2003.

Net Loss

      As a result of the aforementioned factors, Coeur’s net loss amounted to $3.0 million, or $0.01 per share, in the first quarter of 2004 compared to a net loss of $31.2 million, or $0.23 per share, in the first quarter of 2003.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital; Cash and Cash Equivalents

      Coeur’s working capital at March 31, 2004, increased by $157.4 million to approximately $256.6 million compared to $99.1 million at December 31, 2003. The increase was primarily attributed to the increase in cash and cash equivalents and short-term investments proceeds occurring as a result of the issuance of $180 million of 1 1/4% Convertible Senior Notes due January 15, 2024. The ratio of current assets to current liabilities was 13.7 to 1.0 at March 31, 2004 compared to 5.4 to 1.0 at December 31, 2003.

      Net cash used in operating activities in the three months ended March 31, 2004 was $8.1 million compared to net cash used in operating activities of $1.3 million in the three months ended March 31, 2003. The decrease in cash flow from operations is primarily due to increased receivables and inventory associated with the timing and payment of concentrate shipments. Net cash used in investing activities in the first quarter of 2004 was $43.8 million compared to net cash used in investing activities of $24.3 million in the prior year’s comparable period. The increase in cash used in investing activities primarily resulted from an increase in short-term investments purchased with the proceeds from the issuance of the 1 1/4% Notes issued in the first quarter of 2004. Net cash provided by financing activities was $162.8 million in the first quarter of 2004, compared to $35.9 million used in the first quarter of 2003. The increase was primarily a result of $180 million of proceeds from the issuance of the 1 1/4% Convertible Senior Notes as well as $0.4 million of net borrowings received under Coeur’s working capital facility, offset in part by $9.6 million of retirement of long-term debt and $6.1 million of debt issuance costs associated with the issuance of 1 1/4% Convertible Senior Notes due 2024. As a result of the above, cash and cash equivalents increased by $110.9 million in the first quarter of 2004 compared to an increase of $10.2 million for the comparable period in 2003.

Debt and Capital Resources

      Coeur has improved its working capital position since December 31, 2003 by completing the issuance of the 1 1/4% Convertible Senior Notes. At March 31, 2004, Coeur had $173.3 million of cash and approximately $9.3 million available under its working capital facility. Management therefore believes that its existing and available cash and cash flow from operations will allow it to meet its obligations for the next twelve months.

      On April 20, 2004, Coeur filed a registration statement on Form S-3 with the SEC to register the offer and sale by Coeur from time to time of up to $250 million of various securities, which may include debt securities, preferred stock, common stock and or warrants. Coeur will determine the use of proceeds of any particular offering only if and when Coeur actually sells securities, but Coeur currently expects that it will use the proceeds of any sale of any securities registered on Form S-3 registration statement for general corporate purposes, which may include expansion and development of existing operations, possible acquisitions of mining properties or other mining companies, for working capital to support Coeur’s growth or the repayment of indebtedness. In addition, Coeur filed a registration statement on Form S-4 with the SEC to register the offer by Coeur from time to time of up to 50 million shares of common stock to be used solely for exchanges, mergers, asset acquisitions and other forms of business combinations. Future issuance of shares of common stock under the above registration statements will be dependent on the approval by shareholders of a proposed increase in the total number of authorized shares from 250 million to 500 million shares at the Annual Meeting of Shareholders on May 20, 2004.

2004 Final Redemption of Remaining 7 1/4% Debentures

      On March 11, 2004 Coeur redeemed the remaining outstanding $9.6 million principal amount of Coeur’s 7 1/4% Convertible Subordinated Debentures due October 15, 2005.

Issuance of 1 1/4% Convertible Senior Notes

      On January 13, 2004 Coeur completed its offering of $180 million aggregate principal amount of 1.25% Convertible Senior Notes due 2024 (the “1.25% Notes”). The 1.25% Notes are convertible into shares of Coeur common stock at a conversion rate of approximately 131.5789 shares of Coeur common stock per $1,000 principal amount of Notes, representing a conversion price of $7.60 per share. Interest on the notes is payable in cash at the rate of 1.25% per annum beginning July 15, 2004. Coeur intends to use the proceeds of the offering for general corporate purposes, which may include the development of its Kensington gold project and its San Bartolome silver project, which are pending the completion of updated feasibility studies and final construction decisions. The Notes are general unsecured obligations, senior in right of payment to Coeur’s other indebtedness.

Litigation and Other Events

Federal Natural Resources Action

      On March 22, 1996, an action was filed in the United States District Court for the District of Idaho by the United States against various defendants, including Coeur, asserting claims under CERCLA and the Clean Water Act for alleged damages to federal natural resources in the Coeur d’Alene River Basin of Northern Idaho. The damages are claimed to result from alleged releases of hazardous substances from mining activities conducted in the area since the late 1800s.

      Coeur and representatives of the U.S. Government, including the Environmental Protection Agency, the Department of Interior and the Department of Agriculture, reached an agreement to settle the lawsuit. The terms of settlement are set forth in a Consent Decree issued by the court. Pursuant to the terms of the Consent Decree, dated May 14, 2001, Coeur has paid the U.S. Government a total of approximately $3.9 million, of which $3.3 million was paid in May 2001 and the remaining $.6 million was paid in June 2001. In addition, Coeur will (i) pay the United States 50% of any future recoveries from insurance companies for claims for defense and indemnification under general liability insurance policies in excess of $0.6 million, and (ii) make a conveyance to the U.S. or the State of Idaho of certain real property to possibly be used as a waste repository. Commencing in 2006, Coeur will be obligated to pay net smelter return royalties on its operating properties, up to a maximum of $3 million, amounting to a 2% net smelter royalty on silver production if the price of silver exceeds $6.50 per ounce, and a $5.00 per ounce net smelter royalty on gold production if the price of gold exceeds $325 per ounce. The royalty payment obligation expires after 15 years commencing five years after May 14, 2001.

Private Property Damage Action

      On January 7, 2002, a private class action suit captioned Baugh v. Asarco, et al., was filed in Idaho State District Court for the First District (Docket No. 2002-131) in Kootenai County, Idaho. Defendants include mining companies and the Union Pacific Railroad Company which were defendants in the Bunker Hill natural resource damage litigation in the Coeur d’Alene Basin, including Coeur. Plaintiffs are eight northern Idaho residents seeking medical monitoring and real property damages from the mining companies and railroad who operated in the Bunker Hill Superfund site. In October 2002, the court conducted a hearing on motions resulting in an order striking certain of the alleged causes of action from the complaint, and dismissing the complaint with leave to amend it. In January 2003, the plaintiffs filed an amended complaint. The court dismissed the amended complaint with leave to amend. In May 2003 a second amended complaint was filed. Coeur has filed a motion for summary judgment, which is set for hearing on July 14, 2004. While Coeur believes the suit is without merit, at this stage of the proceedings, Coeur cannot predict the outcome of this suit.

States of Maine, Idaho And Colorado Superfund Sites Related to Callahan Mining Corporation

      During 2001, the United States Forest Service made a formal request for information regarding the Deadwood Mine Site located in central Idaho. Callahan Mining Corporation had operated at this site during the 1940’s. The Forest Service believes that some cleanup action is required at the location. However, Coeur d’Alene Mines Corporation did not acquire Callahan until 1991, more than 40 years after Callahan disposed of its interest in the Deadwood property. Coeur did not make any decisions with respect to generation, transport or disposal of hazardous waste at the site. Therefore, it is believed that Coeur is not liable for any cleanup, and if Callahan might be liable, it has no substantial assets with which to satisfy any such liability. To date no claim has been made by the United States for any dollar amount of cleanup costs against either Coeur or Callahan.

      During 2002, the EPA made a formal request for information regarding a Callahan mine site in the State of Maine. Callahan operated there in the late 1960’s, shut the operations down in the early 1970’s and disposed of the property. The EPA contends that some cleanup action is warranted at the site, and listed it on the National Priorities List in late 2002. Coeur believes that because it made no decisions with respect to generation, transport or disposal of hazardous waste at this location, it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any dollar amount of cleanup costs against either Coeur or Callahan.

      In January 2003, the U.S. Forest Service made a formal request for information regarding a Callahan mine site in the State of Colorado known as the Akron Mine Site. Callahan operated there in approximately the late 1930s through the 1940s, and to Coeur’s knowledge, disposed of the property. Coeur is not aware of what, if any, cleanup action the Forest Service is contemplating. However, Coeur did not make decisions with respect to generation, transport or disposal of hazardous waste at this location, and therefore believes it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any dollar amount of cleanup costs against either Coeur or Callahan.

Suit By Credit Suisse First Boston

      On December 2, 2003, suit was filed by Credit Suisse First Boston against Coeur in the United States District Court for the Southern District of New York (Docket No. 03 Civ 9547). The plaintiff alleges that Coeur breached a contract between the parties providing for services to be furnished by the plaintiff to the defendant. Plaintiff alleges that it is entitled to damages in the amount of $2,400,000 attributed to the breach. Coeur believes it did not breach the contract and that it is not liable. However, at this early stage of the proceedings the outcome of the suit cannot be predicted.

Management’s Discussion and Analysis for the Year Ended December 31, 2003

      The following section of this proxy statement provides excerpts from Coeur’s “Management’s Discussion and Analysis” from Coeur’s annual report on Form 10-K for the year ended December 31, 2003. Certain disclosure that originally appeared in Coeur’s Form 10-K that is duplicative of or has been superseded by disclosure in the preceding section entitled “— Management’s Discussion and Analysis for the Three-month Period Ended March 31, 2004,” has been omitted from these excerpts.

General

      The results of Coeur’s operations are significantly affected by the market prices of gold and silver which fluctuate widely and are affected by many factors beyond Coeur’s control, including interest rates, expectations regarding inflation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional political and economic conditions, and other factors.

      Coeur’s business strategy is to capitalize on the ore reserve/mineralized material bases located at its operating mines and the expertise of its management team to become the leading primary silver production company through long-term, cash flow generating growth. The principal elements of Coeur’s business strategy are to: (i) increase Coeur’s silver production and reserves in order to remain the nation’s largest primary silver producer and one of the world’s larger primary silver producers; (ii) decrease cash costs and increase production at Coeur’s existing silver mining operations; (iii) to transform development-stage properties into producing mines; (iv) acquire operating mines, exploration and/or development properties with a view to reducing Coeur’s cash and total costs, provide short-term positive cash flow return and expand its silver production base and reserves; and (v) continue to explore for new silver and gold discoveries primarily near its existing mine sites and evaluate new opportunities to expand its production through acquisitions and exploration.

      The Rochester Mine, Cerro Bayo/ Martha Mine and Silver Valley’s Galena Mine, each operated by Coeur, constituted Coeur’s principal sources of mining revenues in 2003.

Critical Accounting Policies and Estimates

      Pension and other Benefit Plans. Pension and other benefit plan costs can be impacted by actual results over future periods. If the difference between expected returns and actual results falls outside certain limits, the difference will be amortized into future earnings on a straight-line basis over the average remaining working life of the participants. The long-term expected rate of return on plan assets for purposes of the actuarial valuation was assumed to be 6% and 7% as of December 31, 2003 and 2002, respectively.

      The following table provides details of the pension plans asset mix at December 31, 2002:

				Standard
	Actual	Target	Expected Rate of	Deviation or
Asset Class	Mix	Mix	Return	Volatility

U.S. equity investments	42%	30%	8.75%	16.00%
Guaranteed investment contracts	9%	10%	4.00%	1.00%
Fixed income investments	28%	30%	5.50%	7.25%
S&P 500 index fund	21%	30%	8.75%	16.00%

			7.40%	16.00%

      The Plan’s Trustees evaluate the level of volatility within the total Trust and each of its component investments making appropriate inquiries to the plan’s investment advisors when prudent.

Operating Statistics and Reserve Estimates

      Coeur’s total production in 2003 was 14.2 million ounces of silver and 119,500 ounces of gold, compared to 14.8 million ounces of silver and 117,000 ounces of gold in 2002. Total estimated proven and probable reserves at December 31, 2003 were approximately 174.6 million ounces of silver and 1.4 million ounces of gold, compared to silver and gold reserves at December 31, 2002 of approximately 75.0 million ounces and 2.3 million ounces, respectively.

      The following table shows the estimated amounts of proven and probable reserves and mineralized material at Coeur’s following locations 1:

	Proven and Probable				Mineralized Material

	Tons			Ounces AG	Ounces AU	Tons
	(000’s)	Grade AG	Grade AU	(000’s)	(000’s)	(000’s)	Grade AG	Grade AU

Rochester	32,563	0.91	0.01	29,596	283	40,328	0.77	0.01
Silver Valley	717	21.54	—	15,432	—	2,252	10.94	—
Cerro Bayo	645	8.34	0.15	5,377	94	3,475	4.83	0.10
Mina Martha	16	83.65	0.09	1,349	1	24	78.43	0.08
San Bartolome	35,274	3.48	—	122,816	—	238	4.16	—
Kensington	4,113	—	0.24	—	1,003	7,262	—	0.12

Total	73,328			174,570	1,381	53,579

      The sensitivity of ore reserves at December 31, 2003 would change with fluctuations in the price of gold and silver. The following table shows the estimated changes to ore reserves at different pricing ranges.

Proven and Probable Ore Reserve Sensitivity to Prices

				Ounces AG	Ounces AU
	Silver Price	Gold Price	Tons (000’s)	(000’s)	(000’s)

Rochester	$5.00	$325	25,813.0	27,114.0	253.0
	$5.50	$400	45,435.0	41,930.0	379.0
Silver Valley	$5.00	$325	627.0	14,048.0	—
	$5.50	$400	765.0	16,044.0	—
Cerro Bayo	$5.00	$325	581.0	5,041.0	88.0
	$5.50	$400	833.0	7,070.0	119.0
Mina Martha	$5.00	$325	16.0	1,348.0	1.4
	$5.50	$400	16.0	1,348.0	1.4

      The following table presents total production by company for the years ended December 31:

	2003	2002	2001

ROCHESTER MINE
Gold ozs	52,363	71,905	78,201
Silver ozs	5,585,385	6,417,792	6,348,292
Cash Costs per oz./silver	$4.67	$2.99	$3.09
Full Costs per oz./silver	$5.58	$3.75	$4.48
GALENA MINE
Silver ozs	3,735,663	5,302,721	4,507,652
Cash Costs per oz./silver	$4.66	$4.25	$4.62
Full Costs per oz./silver	$5.03	$5.00	$5.38
CERRO BAYO(A)
Gold ozs	67,155	45,209	—
Silver ozs	4,868,854	3,112,169	—
Cash Costs per oz./silver	$0.60	$0.38	—
Full Costs per oz./silver	$2.53	$1.86	—

       1 Reserves using silver price of $5.25 and gold price of $375.

	2003	2002	2001

PETORCA MINE(B)
Gold ozs	—	—	17,945
Silver ozs	—	—	86,599
Cash Costs per oz./gold	—	—	$341
Full Costs per oz./gold	—	—	$361
CONSOLIDATED TOTALS
Gold ozs	119,518	117,114	96,146
Silver ozs	14,189,902	14,832,682	10,942,543
Cash Costs per oz./silver	$3.27	$2.89	$3.71
Full Costs per oz./silver	$4.39	$3.80	$4.84
Cash Costs per oz./gold	—	—	$341
Full Costs per oz./gold	—	—	$361
Gold ozs. sold	126,942	98,537	100,295
Silver ozs. sold	14,894,210	13,347,477	10,905,140
Price realized per oz./gold	$344	$312	$275
Price realized per oz./silver	$4.87	$4.64	$4.34

(A)	Coeur commenced production in April 2002.

(B)	Shut down operations for Petorca in August 2001.

      The following tables present reconciliation between Non-GAAP cash costs per ounce to GAAP production costs:

	Year Ended December 31, 2003

	Rochester	Galena	Cerro Bayo(1)	Total

	(In thousands except ounces and per ounce costs)
Production of Silver (ounces)	5,585,385	3,735,663	4,868,854	14,189,902
Cash Costs per ounce	$4.67	$4.66	$0.60	$3.27

Total Cash Costs (000’s)	$26,062	$17,392	$2,911	$46,365
Add/ Subtract:
Third Party Smelting Costs	(811)	(4,939)	(4,675)	(10,425)
By-Product Credit	18,980	2,256	24,383	45,619
Deferred Stripping Adjustment	(322)	—	—	(322)
Change in Inventory	(5,149)	(165)	1,938	(3,376)

Production Costs (GAAP)	$38,760	$14,544	$24,557	$77,861

	Year Ended December 31, 2002

	Rochester	Galena	Cerro Bayo(1)	Total

	(In thousands except ounces and per ounce costs)
Production of Silver (ounces)	6,417,792	5,302,721	3,112,169	14,832,682
Cash Costs per ounce	$2.99	$4.25	$0.38	$2.89

Total Cash Costs	$19,206	$22,531	$1,191	$42,928
Add/ Subtract:
Third Party Smelting Costs	(1,013)	(7,576)	(1,003)	(9,592)
By-Product Credit	22,328	3,058	14,495	39,881
Accrued Reclamation Costs	1,161	636	86	1,883
Deferred Stripping Adjustment	(174)	—	—	(174)
Change in Inventory	15,122	(125)	(7,068)	7,92

Production Costs (GAAP)	$56,630	$18,524	$7,701	$82,855

(1)	Commenced operations of Cerro Bayo in April 2002.

	Year Ended December 31, 2001

	Rochester	Galena	Petorca(2)	Total

	(In thousands except ounces and per ounce costs)
Production of Silver (ounces)	6,348,292	4,507,652	—		10,855,944
Production of Gold (ounces)	—	—	17,945		17,645
Cash Costs per ounce	$3.09	$4.62	$341.00	$	N/A

Total Cash Costs	$19,629	$20,810	$6,124		$46,563
Add/ Subtract:
Third Party Smelting Costs	(892)	(5,970)	(1,825)		(8,687)
By-Product Credit, primarily Gold and Copper	21,192	2,852	1,489		25,263
Accrued Reclamation Costs	1,542	652	—		2,194
Deferred Stripping Adjustment	(386)	—	—		(386)
Change in Inventory	3,543	(250)	(909)		4,202

Production Costs (GAAP)	$44,628	$17,824	$6,697		$69,149

(2)	Shut down operations for Petorca in August 2001.

Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of Coeur’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of Coeur’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under “Costs and Expenses” set forth below:

RESULTS OF OPERATIONS

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues

      Sales of concentrates and dore in the year ended December 31, 2003 increased by $21.8 million, or 25%, from the year ended December 31, 2002 to $107.7 million. The increase in sales was primarily attributable to an increase in the quantity of silver and gold sold during 2003 and increased metal prices received in 2003 compared with 2002. In 2003, Coeur sold 14.9 million ounces of silver and 127,000 ounces of gold, compared to sales of 13.3 million ounces of silver and 99,000 ounces of gold in 2002. In the year ended December 31, 2003, Coeur produced a total of 14.2 million ounces of silver and 120,000 ounces of gold compared to 14.8 million ounces of silver and 117,000 ounces of gold in 2002. In the year ended December 31, 2003, Coeur realized average silver and gold prices of $4.87 and $344, respectively, compared with realized average prices of $4.64 and $312, respectively, in the prior year.

      Interest and other income in the year ended December 31, 2003 decreased by $6.5 million compared with the year ended December 31, 2002. The primary reason for the decrease is due to gains recorded in 2002 of $3.2 million on assets sold from Silver Valley and $1.4 million for the sale of the Petorca mine.

Costs, Expenses and Write-downs

      Production costs in the year ended December 31, 2003 decreased by $5.0 million, or 6%, from the year ended December 31, 2002 to $77.9 million. The decrease in production costs is primarily due to increased production from Coeur’s low-cost Cerro Bayo and Martha mines resulting in lower total production costs in 2003 compared to 2002. The decrease in production costs was offset partially by increased costs at Coeur’s Rochester mine due to a crusher relocation and increased costs at Coeur’s Galena mine due to the implementation of a long-range optimization plan.

      Depreciation and amortization increased in the year ended December 31, 2003 by $3.1 million, or 23%, from the prior year, primarily due to increased production at the Cerro Bayo mine and reduced depletion expense at the Galena mine.

      Administrative and general expenses increased $3.5 million in the year ended December 31, 2003 compared to 2002 due primarily to costs associated with Coeur’s restructuring activities in 2003.

      Exploration expenses increased $1.1 million in the year ended December 31, 2003 compared to 2002, due to increased exploration activity at the Cerro Bayo and Mina Martha mines.

      Pre-feasibility expense decreased $0.6 million as a result of a lower level of activity at the San Bartolome mine during the fist half of 2003.

      Interest expenses decreased $9.1 million in the year ended December 31, 2003 compared to 2002, due to a reduction in debt levels associated with Coeur’s restructuring program which was substantially completed in 2003.

      Write-downs of mining properties and other expenses amounted to $6.4 million in 2003, primarily as a result of holding costs at the Galena and Rochester mines for maintenance and crusher relocation in 2003. Write-downs of mining properties and other expenses in 2002 amounted to a total of $23.1 million, primarily as a result of (i) $19.0 million write-down of the Silver Valley property, (ii) $2.9 million of mine closing and holding costs at Petorca and Kensington and (iii) $1.1 million on environmental charges.

Early Retirement of Debt

      Early retirement of debt resulted in a $41.6 million loss in 2003 compared to a $19.1 million loss in 2002. During 2003, Coeur reduced its total debt by $70.0 million from December 31, 2002 to December 31, 2003. See “Debt Reduction Program” discussion below.

Cumulative Effect of Change in Accounting Principle

      Effective with the first quarter of 2003 Coeur was required by the FASB to change the methodology used to recognize its reclamation obligations. Prior to 2003, Coeur recognized a pro rata share of the future estimated reclamation liability on a units-of-production basis. After January 1, 2003 companies are required to recognize the full discounted estimated future reclamation liability and set up a corresponding asset to be amortized over the life of the mine on a units-of-production basis. The impact of this change was accounted for as a change in accounting principle as of January 1, 2003.

Net Loss

      As a result of the above, Coeur’s net loss amounted to approximately $67.0 million in the year ended December 31, 2003 compared to a net loss of $81.2 million in the year ended December 31, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues

      Sales of concentrates and dore in the year ended December 31, 2002 increased by $16.7 million, or 24%, from the year ended December 31, 2001 to $85.9 million. The increase in sales was primarily attributable to higher realized gold and silver prices accounting for approximately $6.9 million of the increase, and increased production of silver and gold compared to 2001, accounting for $9.8 million of the increase. In the year ended December 31, 2002, Coeur produced a total of 14.8 million ounces of silver and 117,000 ounces of gold compared to 10.9 million ounces of silver and 96,000 ounces of gold in 2001. In the year ended December 31, 2002, Company realized average silver and gold prices of $4.64 and $312, respectively, compared with realized average prices of $4.34 and $275, respectively, in the prior year. The increase in gold and silver production was primarily due to the commencement of commercial production at Coeur’s Cerro Bayo/ Martha Mine and increased production at Silver Valley.

      Interest and other income in the year ended December 31, 2002 increased by $5.8 million compared with year ended December 31, 2001. The amount also includes gains on the sale of certain assets at Silver Valley of $3.2 million and the sale of the Petorca mine of $1.4 million.

Costs, Expenses and Write-downs

      Production costs in the year ended December 31, 2002 increased by $13.7 million, or 20%, from the year ended December 31, 2001 to $82.9 million. The increase in production costs is primarily a result of the commencement of commercial mining operations at the Cerro Bayo/ Martha Mine.

      Depreciation and amortization increased in the year ended December 31, 2002 by $2.2 million, or 19%, from the prior year, primarily due to the commencement of mining operations at the Cerro Bayo/ Martha Mine.

      Administrative and general expenses increased $0.7 million in the year ended December 31, 2002 compared to 2001, as a result of normal variations.

      Exploration expenses decreased $2.5 million in the year ended December 31, 2002 compared to 2001, due to a $2.5 million reduction in spending as a result of a decision to focus exploration efforts around existing operations.

      Pre-feasibility expense decreased $1.1 million due to reduced expenses at the San Bartolome Project.

      Interest expenses increased $7.4 million in the year ended December 31, 2002 compared to 2001, due to the make whole interest payments in conjunction with Coeur’s “Debt Reduction Program” discussed below, which involved the conversion of 13 3/8% notes.

      Write-downs of mining properties and other expenses amounted to $23.1 million in 2002, primarily as a result of the (i) $19.0 million write-down of the Silver Valley property, (ii) $2.9 million of mine closing and holding costs at Petorca and Kensington and (iii) $1.1 million on environmental charges. Write-downs of mining properties and other expenses in 2001 amounted to a total of $9.9 million, primarily as a result of (i) a write-down of $6.1 million in the carrying value of the Silver Valley property, (ii) the $1.4 million write-down of inventory resulting from the Handy & Harmon bankruptcy and (iii) $1.4 million of holding costs at Fachinal and Kensington.

Early Retirement of Debt

      Early retirement of debt resulted in a $19.1 million loss compared to a $48.2 million gain in 2001. See “Debt Reduction Program” discussion below.

Net Loss

      As a result of the above, Coeur’s net loss amounted to approximately $81.2 million in the year ended December 31, 2002 compared to a net loss of $3.1 million in the year ended December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital; Cash and Cash Equivalents

      Coeur’s working capital at December 31, 2003 was approximately $99.1 million compared to $6.6 million at December 31, 2002. The ratio of current assets to current liabilities was 5.4:1 at December 31, 2003 compared to 1.2:1 at December 31, 2002. The increase in working capital is primarily the result of the common stock issuance in the fourth quarter.

      Net cash used in operating activities in 2003 was $5.1 million compared with $8.5 million used in operating activities in 2002. The most significant non-cash items included in the net loss in 2003 were losses on early retirement of debt of $41.6 million, interest expense of $8.2 million paid with common stock, and the $2.3 million cumulative effect of change in accounting principle.

      A total of $33.4 million was used by investing activities in 2003 compared to $6.0 million used in 2002. In 2003, cash used for development of mining assets was $19.9 million and net purchases of short-term investments $13.6 million.

      Coeur’s financing activities provided $91.8 million during 2003 compared to $8.8 million in 2002. The variance is due to the proceeds received from the issuance in 2003 of $105.7 million of common stock and the issuance of 9% Notes of $33.8 million, offset in part by offering costs of $5.4 million. In addition, $39.7 million of long-term debt was retired during 2003.

      Coeur believes its cash on hand, the funds received in connection with the post year-end financing and cash from operations will be adequate to meet its obligations during the next twelve months. Nevertheless, if Coeur decides to pursue additional mineral interests or acquisitions, additional equity issuances or financing may be necessary. There can be no assurances that such financing will be available when or if needed.

      Coeur’s cash flow forecasts indicate that approximately $9.4 million will be spent during 2004 on capital expenditures at its operating mines. In addition, Coeur expects to spend approximately $10.7 million on exploration, lease holding costs and new project development. Coeur expects to complete updated feasibility studies for its Kensington gold project and the San Bartolome silver project. Coeur currently estimates capital costs for these projects at approximately $155 million. Both projects are subject to the outcome of the updated feasibility studies and the receipt of remaining permits. If the projects are approved, construction could commence in 2004 with commercial operation expected to occur in 2006.

Capitalized Expenditures

      During 2003, Coeur expended $12.1 million at the Rochester mine, $4.9 million for continuing mine development at the Cerro Bayo and Mina Martha properties, $2.4 million at the Galena Mine. During 2004, Coeur plans to expend $3.5 million for investment activities at the Rochester mine, $2.1 million at the Galena mine, $3.0 million at Cerro Bayo, $3.8 million at the Kensington development property and $1.9 million at the San Bartolome development property. Coeur expects to complete updated feasibility studies for its Kensington gold project and the San Bartolome silver project. Coeur estimates capital costs for these projects at approximately $155 million. Both projects are subject to the outcome of the updated feasibility studies and the receipt of remaining permits. If the projects are approved, construction could commence in 2004 with commercial operation expected to occur in 2006.

Debt Reduction Program

      During the past five years, Coeur has pursued a program of restructuring and reducing its outstanding indebtedness, which has resulted in a reduction of long-term debt from $246.5 million at December 31, 1998 to $9.6 at December 31, 2003. A summary of the major components of the program are as follows:

1998-2000 Repurchases and Exchanges

      In 1998, Coeur repurchased approximately $4.0 million principal amount of its outstanding 6% Debentures, approximately $36.5 million principal amount of its outstanding 7 1/4% Debentures and $1.6 million principal amount of its outstanding 6 3/8% Debentures for a total purchase price of approximately $28.5 million. During 1999, Coeur repurchased approximately $10.2 million principal amount of its outstanding 6% Debentures for a total purchase price of approximately $6.2 million. During 2000, Coeur repurchased approximately $9.1 million principal amount of its outstanding 6% Debentures and $22.0 million principal amount of its outstanding 7 1/4% Debentures for a total purchase price of approximately $13.9 million.

2001 Public Exchange Offer

      On June 29, 2001, Coeur commenced an offer of its Series I 13 3/8% Senior Convertible Subordinated Notes due 2003 (“Series I 13 3/8 Notes”) in exchange for its outstanding 6%, 6 3/8% and 7 1/4% Debentures. Coeur offered $1,000 principal amount of Series I 13 3/8% Notes for each $2,000 principal amount of 6 3/8% and 7 1/4% Debentures, and $1,000 principal amount of Series I 13 3/8% Notes in exchange for each $1,000 principal amount of 6% Debentures. The exchange offer was completed on July 30, 2001 and on August 1, 2001, Coeur issued a total of approximately $42.6 million principal amount of Series I 13 3/8% Notes in exchange for approximately $2.0 million principal amount of 6% Debentures, $26.6 million principal amount of 6 3/8% Debentures and $54.5 million principal amount of 7 1/4% Debentures that were tendered and accepted in the exchange offer. In addition, Coeur sold $25,000 principal amount of Series I 13 3/8% Notes for cash in connection with the offer. The exchange offer reduced Coeur’s outstanding long-term debt by approximately $39.9 million and increased shareholders’ equity by approximately $38.6 million. As a result of the exchange offer, Coeur recorded a gain of approximately $39.2 million, net of offering costs.

      The Series I 13 3/8% Notes were senior in right of payment to the 6%, 6 3/8% and 7 1/4% Debentures. The Series I 13 3/8% Notes were convertible into Coeur common stock, at any time prior to maturity at a conversion price of $1.35 per share, subject to adjustment. Interest was payable semi-annually on June 30 and December 31 of each year. Coeur was entitled to elect to pay interest in cash or stock, in its sole discretion. Coeur elected to pay the $2.9 million of interest payable on December 31, 2001 in common stock, issuing a total of 3.4 million shares of common stock in payment thereof. Coeur had certain automatic conversion rights. If an automatic conversion were to occur within the first two years after issuance, or if holders elected to convert their Series I 13 3/8% Notes within the first two years after issuance and prior to notice of any automatic conversion, Coeur was required to make a payment to the holders in cash, or at Coeur’s option, in common stock, equal to two full years of interest, less interest already paid. The Series I 13 3/8% Notes were redeemable at the option of Coeur two years after issuance, subject to certain conditions, and at the option of the holders in the event of a change in control.

2001 Private Exchange Transactions

      In the first quarter of 2001, Coeur exchanged $5.0 million principal amount of outstanding 7 1/4% Debentures for 1.8 million shares of common stock. As a result, Coeur recorded a gain of approximately $3.0 million, in connection with the reduction of indebtedness. In the second quarter of 2001, Coeur exchanged a total of $11.0 million principal amount of 7 1/4% Debentures for 4.3 million shares of common stock. As a result, Coeur recorded a gain of approximately $5.8 million.

2001 Conversions

      During the year ending December 31, 2001, holders of $1.8 million principal amount of the Series I 13 3/8% Notes voluntarily converted such notes into approximately 1.3 million shares of common stock. In addition, 3.8 million shares of common stock were issued as payment for $2.9 million of interest expense on the Series I 13 3/8% Notes during 2001.

2002 Private Placement Transaction

      In May 2002, Coeur issued $21.5 million principal amount of new Series II 13 3/8% Convertible Senior Subordinated Notes (“Series II 13 3/8% Notes”) due December 2003, for proceeds of approximately $13.5 million, net of discount of $5.5 million and offering costs of approximately $1.9 million. Proceeds from this transaction were used to retire the remaining outstanding $9.4 million of 6% Convertible Subordinated Debentures due June 10, 2002 upon their maturity along with accrued interest and for general corporate purposes. The Series II 13 3/8% Notes were issued on similar terms, subject to certain contingent provisions, as Coeur’s previously issued, Series I 13 3/8% Notes.

2002 Exchanges and Conversions

      During 2002, the holders of the 6%, 6 3/8% and 7 1/4% Debentures exchanged a total of $13.7 million, $11.1 million, and $3.0 million principal amount, respectively, in exchange for a total of 14.4 million, 8.6 million and 2.3 million shares of common stock, respectively. Shares issued for the 6 3/8% and 7 1/4% Debentures include 0.7 million and 0.2 million shares of common stock issued for payment of interest.

      As of December 31, 2002, the holders of a total of approximately $28.7 million principal amount of Series I 13 3/8% Notes had converted their notes into a total of 21.2 million shares of common stock, excluding make whole interest payments.

      As of December 31, 2002, the holders of a total of approximately $21.5 million principal amount of Series II 13 3/8% Notes had converted their notes into a total of 15.9 million shares of common stock. As a result, the entire issue of Series II 13 3/8% Notes had converted into common stock. Coeur issued 2.9 million shares for payment of interest.

2003 Issuance of 9% Senior Convertible Notes

      On February 26, 2003, Coeur completed a private placement of $37.2 million principal amount of 9% Notes. The net proceeds were approximately $33.8 million. The 9% Notes were senior in right of payment to the 6 3/8% and 7 1/4% Debentures. The 9% Notes were convertible into Coeur common stock, at any time prior to maturity at a conversion price of $1.60 per share, subject to adjustment. Interest was payable semi-annually on February 15 and August 15 of each year. Coeur was entitled to elect to pay interest in cash or stock, in its sole discretion. The 9% Notes were redeemable at the option of Coeur six months after issuance, subject to certain conditions, and at the option of the holders in the event of a change in control. Of the financial advisory fees paid by Coeur in connection with the issuance of the 9% Notes, Coeur elected to issue 0.6 million unregistered shares of common stock valued at $1.54 per share in lieu of cash. No underwriter was used with this transaction. The private placement was made to several accredited institutional investors. The private placement was exempt from registration under the Securities Act of 1933 by virtue of Regulation D thereunder.

      On March 7, 2003, Coeur called for the redemption of approximately $22.4 million principal amount of the outstanding 6 3/8% Debentures, which was funded by a portion of the proceeds received from the sale of the 9% Notes. The redeemed securities were retired on April 7, 2003.

      Effective as of July 10, 2003, Coeur d’Alene Mines Corporation entered into a series of agreements under which indebtedness of Coeur were exchanged for or converted into shares of Coeur’s Common Stock. Coeur and each of the holders of Coeur’s 9% Notes entered into an Early Conversion Agreement. The amount of principal converted under the Early Conversion Agreements was $32.6 million, and the common shares issued, including payment of interest, was approximately 27.5 million. After giving effect to the exchanges, an aggregate of $4.6 million of 9% Notes remained outstanding. Coeur recorded a loss on early retirement of debt of $4.2 million in the third quarter of 2003 in conjunction with these transactions.

2003 Redemptions

      On November 25, 2003, Coeur issued 3.1 million shares of common stock in a registered offering, the proceeds of which were used to redeem the remaining $4.6 million principal amount of the 9% Convertible Senior Subordinated Notes and recorded a loss on the early retirement of debt of $7.6 million. In addition, during the fourth quarter of 2003, Coeur redeemed the remaining $4.8 million principal amount of the 6 3/8% Convertible Subordinated Debentures due January 2004.

2003 Exchanges and Conversions

      During 2003, holders of $12.7 million of Coeur’s Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 voluntarily converted such notes, in accordance with original terms, into approximately 9.6 million shares of common stock including payment for make whole provision for interest expense.

      During 2003, Coeur exchanged $27.9 million and $2.1 million principal amount of Coeur’s outstanding 6 3/8% Debentures and Coeur’s 7 1/4% Debentures, respectively, in exchange for 18.5 million shares of common stock and recorded a loss on exchange and early retirement of debt of approximately $29.7 million. The shares included 0.5 million shares of common stock issued as payment for interest expense as part of the transaction. In conjunction with the issuance of the 9% Convertible Senior Subordinated Notes due 2007, Coeur also issued 0.6 million shares of common stock for partial payment of offering costs of $1.0 million.

Issuances of Common Stock

      During the third quarter of 2003, Coeur completed a public offering of 23.7 million shares of common stock at a public offering price of $3.40 per share, which included 3.1 million shares purchased by the underwriters at the offering price to cover over allotments. Coeur realized total net proceeds from the offering, after payment of the underwriters’ discount, of approximately $76.0 million.

      On July 7, 2003, Coeur sold 0.2 million shares of common stock to an institutional investor for an aggregate of $0.3 million, or $1.40 per share. The net proceeds from the sale of shares were used to pay amounts owed by Coeur’s subsidiary, Empresa Minera Manquiri S.A., a Bolivian corporation, under contracts pursuant to which it obtained certain mineral rights in Bolivia and for general corporate purposes. The sale of share was effected pursuant to Coeur’s shelf registration statement.

      On May 23, 2003, Coeur sold 8.1 million shares of common stock to an institutional investor for an aggregate of $10.0 million, or $1.23 per share. Coeur also granted the investor an option, exercisable within 30 days, to purchase an additional 1.2 million shares of common stock at a price of $1.23 per share. The proceeds of the sale were used for general corporate purposes and working capital needs, including the repayment of Series I 13 3/8% Notes and 6 3/8% Debentures. On June 20, 2003, Coeur sold 1.2 million shares of common stock to the institutional investor for an aggregate of $1.5 million, or $1.23 per share, in connection with the above-referenced option. The sales of shares were effected under Coeur’s shelf registration statement.

      On November 25, 2003, Coeur issued 3.1 million shares of common stock in registered offering, the proceeds of which were used to redeem the remaining $4.6 million principal amount of the 9% Convertible Senior Subordinated Notes.

Contractual Obligations

      The following table summarizes Coeur’s contractual obligations at December 31, 2003 and the effect such obligations are expected to have on Coeur’s liquidity and cash flow in future periods.

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Convertible debt(1)	$9,563	$—	$9,563	$—	$—
Operating lease(2)	2,707	2,039	668	—	—
Capital lease(3)	321	207	114	—	—
Kensington Trust(4)	1,357	128	404	751	74
Building Mortgage(5)	1,206	98	228	278	602
Reclamation and mine closure(6)	34,732	389	1,357	4,577	28,409
Pension and health benefits(7)	9,479	1,085	2,194	2,198	4,002
Other long-term liabilities(8)	2,198	406	418	12	1,362
Total	$61,563	$4,352	$14,946	$7,816	$34,449

(1)	The $9.6 million principal amount of 7 1/4% Debentures due 2005 outstanding at December 31, 2003 are convertible into shares of common stock at the option of the holder on or before October 31, 2005, unless previously redeemed, at a conversion price of $17.45 per share, subject to adjustment in certain events.

Coeur is required to make semi-annual interest payments. The Debentures are redeemable at the option of Coeur, and have no other funding requirements until maturity on October, 2005.

On February 11, 2004, Coeur announced the redemption of the remaining outstanding $9.6 million principal amount of Coeur’s 7 1/4% Convertible Subordinated Debentures due October 15, 2005. The final redemption is set for March 11, 2004.

(2)	Coeur has entered into various operating lease agreements which expire over a period of three years.

(3)	Coeur has entered into various capital lease agreements for commitments over the next two years.

(4)	Purchase obligation for the Kensington property in Alaska.

(5)	Coeur has secured a 10-year loan for $1.3 million at an interest rate of 10% for the Corporate Office Building utilizing the building as collateral for the loan. The amount of this loan outstanding at December 31, 2003 was $1.2 million. The loan was paid in full on February 11, 2004.

(6)	Reclamation and mine closure amounts represent Coeur’s estimate of the discounted cash flows of its legal obligation to reclaim and remediate mining properties. This amount will increase over the passage of time for accretion of the obligation and will decrease as reclamation and remediation work is completed. Amounts shown on table are undiscounted.

(7)	Pension and health benefit amounts were determined by the actuary and are estimated based on the census information for the employee or retiree for each respective plan.

(8)	The remaining liabilities include amounts required by GAAP to accrue and include liabilities for severance, workers’ compensation and other miscellaneous accruals.

Environmental Compliance Expenditures

      For the years ended December 31, 2003, 2002, and 2001, Coeur expended $4.5 million, $5.3 million, and $5.0 million, respectively, in connection with routine environmental compliance activities at its operating properties. Such activities include monitoring, bonding, earth moving, water treatment and revegetation activities.

      Coeur estimates that environmental compliance expenditures during 2004 will be approximately $3.5 million to obtain permit modifications and other regulatory authorizations. Future environmental expenditures will be determined by governmental regulations and the overall scope of Coeur’s operating and development activities. Coeur places a very high priority on its compliance with environmental regulations.

Realization of Net Operating Loss Carryforwards

      Coeur has reviewed its net deferred tax asset, together with net operating loss carryforwards, and has not recognized potential tax benefits arising therefrom on the view that it is more likely than not that the deferred deductions and losses will not be realized in future years. In making this determination, Coeur has considered Coeur’s history of tax losses incurred since 1989, current gold and silver prices and the ability of Coeur to use accelerated depletion and amortization methods in the determination of taxable income.

Off-Balance Sheet Arrangements

      Coeur has no existing off-balance sheet arrangements as defined under SEC regulations.

Recent Accounting Pronouncements

      In January 2003, FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 clarifies when a company should consolidate in its financial statements the assets, liabilities and activities of a variable interest entity. FIN 46 provides general guidance as to the definition of a variable interest entity and requires a variable interest entity to be consolidated if a company absorbs the majority of the variable interest entity’s expected losses, or is entitled to receive a majority of the variable interest entity’s residual returns, or both. In December 2003, FASB issued a revised interpretation of FIN 46 (FIN 46-R), which supersedes FIN 46 and clarifies and expands current accounting guidance for variable interest entities. FIN 46 and FIN 46-R are effective immediately for all variable interest entities created after January 31, 2003, and for variable interest entities created prior to February 1, 2003, no later than the end of the first reporting period after March 15, 2004. Coeur has performed a review of any entities created subsequent to January 31, 2003, and determined the adoption of FIN 46 and FIN 46-R did not have a material impact on Coeur’s financial reporting and disclosures. For any entities created prior to February 1, 2003, Coeur is currently assessing the impact of FIN 46 and FIN 46-R and do not believe that the adoption of FIN 46 and FIN 46-R will have a material impact on Coeur’s financial reporting and disclosures.

      In April 2003, FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on Coeur’s financial reporting and disclosures.

      In May 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in SFAS No. 150 generally is effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Coeur has evaluated SFAS No. 150 and determined that it does not have an impact on Coeur’s financial reporting and disclosures.

      In December 2003, FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This Statement revises employers’ disclosures about pension plans and other postretirement benefits plans. This Statement requires additional disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. This Statement also requires new disclosures for interim periods beginning after December 15, 2003. This Statement was effective for fiscal years ending after December 15, 2003. Coeur adopted this Statement for the year ended December 31, 2003.

      In June 2002, FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between this Statement and EITF 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability was recognized at the date of an entity’s commitment to an exit plan. This Statement is effective for exit or disposal activities that are initiated after December 31, 2002.

      In December 2002, FASB issued SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure — an Amendment of SFAS No. 123.” The Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” and provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This Statement also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of stock-based employee compensation and the effect of the method used on reported results. This Statement was effective for fiscal years ending after December 15, 2002. Coeur adopted this Statement in regards to disclosure provisions for the year ended December 31, 2002.

ADDITIONAL INFORMATION

      This proxy statement incorporates important business and financial information about Coeur and Wheaton from other documents that are not included in or delivered with this proxy statement. Documents filed by Coeur and Wheaton with the SEC are available without charge at the SEC’s website at www.sec.gov. Coeur will provide copies of any documents incorporated by reference into this proxy statement upon request submitted to MacKenzie Partners, Inc., Coeur’s information agent for the special meeting, at the following address and telephone number:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
(800) 322-2885 (Toll Free)

To receive documents before the special meeting, your request must be received by [                    ], 2004.

By order of the Board of Directors,
COEUR D’ALENE MINES CORPORATION

DENNIS E. WHEELER
Chairman of the Board

Coeur d’Alene, Idaho

[                    ], 2004

PRELIMINARY COPY

COEUR D’ALENE MINES CORPORATION

400 Coeur d’Alene Mines Building
505 Front Avenue, P.O. Box I
Coeur d’Alene, Idaho 83814

COMMON STOCK PROXY

This proxy is solicited by the Board of Directors for the special meeting of Shareholders to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho on [                   ], 2004 at [                   ] a.m. local time.

The undersigned hereby constitutes and appoints each of Dennis E. Wheeler and James A. Sabala, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of Coeur d’Alene Mines Corporation common stock the undersigned is entitled to vote at the special meeting of Shareholders to be held on [                   ], 2004, or at any adjournment or postponement thereof, with all powers the undersigned would have if personally present. The undersigned’s shares will be voted as directed and, with respect to other matters of business properly before the meeting, in accordance with the recommendation of Coeur’s Board of Directors or, in the absence of such recommendation, in the discretion of the Proxies named above or their properly designated substitutes. If no direction is provided, this Proxy will be voted FOR Proposals 1, 2 and 3.

Address Change/Comments (Mark the corresponding box on the reverse side)

The Shares will be voted as directed, and with respect to other matters of business properly before the meeting as the Proxies shall decide. If no direction is provided, this Proxy will be voted FOR Proposals 1, 2 and 3.
The Board of Directors unanimously recommends voting FOR the following proposals:

☐ Please mark here for address change or comments See reverse side

1.	Approval of Plan of Merger and Couer Holding Company Reorganization	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Issuance of New Coeur common stock in connection with the proposed acquisition of Wheaton River Minerals Ltd.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Proposal to adjourn or postpone meeting to solicit additional votes for Proposals 1 or 2.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	Y		N
I plan to attend the meeting:	E	☐	O	☐
S

PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Signature(s)	Name(s)	Dated:	,	2004

Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate the title. If shares are held jointly, each holder should sign.